Exhibit 10.5

ROSS SYSTEMS, INC.

as Purchaser

CDC SOFTWARE CORPORATION

as Guarantor

3i GROUP PLC

THE PARKMEAD GROUP PLC

JAMES HEAVEY

CATHAL NAUGHTON

MICHAEL BREARE

as Sellers

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) dated as of February 16, 2007, is made by and among ROSS SYSTEMS, INC., a company organized and existing under the laws of the State of Delaware (the “Purchaser”); CDC SOFTWARE CORPORATION a company organised and existing under the laws of the Cayman Islands (the “Guarantor”) and 3I GROUP PLC registered in England and Wales as a limited partnership with registered number of 01142830 having a registered address of 16 Palace Street, London SW1E 5JD (“3i”), THE PARKMEAD GROUP PLC, registered in England and Wales as a limited partnership with registered number of 03914068 having a registered address of 22-23 Old Burlington Street, London W1X 1RL (“Parkmead”), MR. JAMES HEAVEY having an address of 21 Brockwell, Oakley, Bedford MK43 7TD, MR. CATHAL NAUGHTON having an address of 20 Bridge Walk, Beechwood Gardens, Deanshanger, Northants MK19 6LD and MR. MICHAEL BREARE having an address of 10 Bedford Road, Wootton, Bedfordshire MK43 9JT (collectively, the “Sellers”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, just prior to the Closing (defined herein), the Sellers are the only legal and beneficial owners of the Shares (defined herein) which they desire to sell to the Purchaser and Purchaser wishes to purchase the Shares from the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Definitions and Principles of Construction

1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“$” shall mean, when used by itself, the United States dollar, the legal currency of the United States.

“£” shall mean, when used by itself, the British pound sterling, the legal currency of England.

“Accumulated Revenue” shall mean the actual accumulated revenue of Company for each of the First Installment Period, the Second Installment Period and the Third Installment Period calculated in accordance with US GAAP provided always that any Accumulated Revenue associated with the sale, license or maintenance of hardware shall not account for more than 5% of the total actual consolidated revenue for the Company for any Installment Period. In the event that more than 5% of the total actual consolidated revenue for the Company for any Installment Period is derived from sale, license or maintenance of hardware, such excess revenue shall be excluded from the calculation of Accumulated Revenue for that Installment Period. Further, all customer returns and credits issued by the Company shall be deducted from the calculation of Accumulated Revenue in the same Installment Period as the corresponding revenue was included. Accumulated Revenue for any Installment Period shall include any and all sales of the Respond Product generated worldwide by Affiliates of CDC during such Installment Period.

“Actual EBITDA” shall mean, for the relevant Installment Period, as the case may be, the actual audited earnings before interest, taxes, depreciation, amortization of the Company for that year calculated in accordance with US GAAP and the policies contained in Schedule 11 hereto.

“Actual Net Asset Value” shall mean the Net Asset Value of the Company and its Subsidiaries calculated as at Closing as shown by the Purchaser Closing Balance Sheet and as agreed to between the Purchaser and the Management Sellers Representative in accordance with Section 2.02(c).

“Agreed Form” means in a form mutually agreed between the Sellers and the Purchaser and, for the purposes of identification only, initialled by or on behalf of each of them (if appropriate).

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Share Purchase Agreement and the Schedules hereto and the certificates delivered in accordance herewith, as the same may be amended, supplemented or modified from time to time.

“Assets” shall mean all of the assets of the Company and all Subsidiaries including but not limited to the Intellectual Property, the IP Assets, the Material Contracts, the Equipment Leases and the Office Occupancy Agreements.

“Audited Accounts” shall mean the audited consolidated financial statements of the Company comprising a consolidated balance sheet, profit and loss account, notes and reports thereon and a cashflow statement and the audited financial statements of the Company and each of the Subsidiaries, in each case for the period ended on 31 January 2006;

“Base Threshold” shall have the meaning given in Section 2.02(d).

“Benefit Arrangement” shall mean any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self – insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in England are authorized or obligated to close.

“CDC” shall mean CDC Corporation, a company organized under the laws of the Cayman Islands, and the ultimate parent company of Purchaser.

“Claim” shall have the meaning set forth in Schedule 5 hereof;

“Closing” shall have the meaning given to such term in Section 2.03.

“Closing Balance Sheet” means the consolidated balance sheet of the Company contained in Schedule 12.

“Closing Date” shall mean the date of the Closing.

“Closing Net Asset Value” shall mean US$-2,221,577, being the Net Asset Value as shown in the Closing Balance Sheet.

“Company” means Respond Group Limited, a company incorporated under the laws of the England and Wales and having a company number of 05240703 and a registered office of Regus House Fairbourne Drive, Atterbury Milton Keynes, MK10 9RG.

“Constitution” shall mean: (i) the Memorandum of Association of the Company and its Subsidiaries; (ii) the Articles of Association of the Company and its Subsidiaries; (iii) all other organizational documents, if any, of the Company and its Subsidiaries governing the formation, ownership, voting and control of the Company and its Subsidiaries; and (iv) any amendment to any of the foregoing.

“Contract” shall mean any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, lease, letter of intent, quotation, purchase order or other arrangement (in each case, whether oral or in writing), together with any related amendments, waivers, supplements, work orders, notices as to termination or changes with respect to the forgoing.

“Disclosure Letter” shall mean letter of the same date as this Agreement from the Management Sellers to the Purchaser containing certain disclosures against the Warranties and the Tax Warranties.

“Employee Litigation” shall have the meaning given in Section 3.13(i).

“Employment Agreement” shall mean the employment agreement in the Agreed Form dated the Closing Date and duly signed by each of the Key Employees.

“Employee Plan” means any “employment benefit plan” which is maintained, administered or contributed to by any Seller, the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary, except for the Employee Retention Pool.

“Employee Retention Pool” has the meaning set forth in Section 2.02(i) hereof.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgement, order, decree, injunction, permit or governmental restrictions or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equipment Leases” shall mean leases of, and agreements to hire, equipment (including motor vehicles) to the Company or any Subsidiary, including, without limitation, those listed in Section 3.15(c) of the Disclosure Letter.

“Expert” shall mean a partner from one of the top five (5) accounting firms in the United Kingdom, appointed in accordance with Schedule 4.

“First Installment” shall mean the amount to be paid at the First Installment Payment Date as determined by Sections 2.02(d) and 2.02(e).

“First Installment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“First Installment Period” shall mean the period from Closing to December 31, 2007.

“Governmental Licenses” shall have the meaning given to such term in Section 3.18.

“Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of England or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hold Back Period” shall mean the period between Closing and the due date for payment of the Third Installment.

“Inception Date” shall mean the date of incorporation of the Company or any Subsidiary, as applicable.

“Incremental Revenue” shall equal the Accumulated Revenue for the relevant Installment Period over and above: (a) in the case of the First Installment, $12.0 million; (b) in the case of Second Installment, the greater of the Accumulated Revenue for the First Installment Period and $12.0 million; and (c) in the case of Third Installment, the greatest of the Accumulated Revenue for the Second Installment Period, the Accumulated Revenue for the First Installment Period and $12.0 million; provided, however, notwithstanding anything herein to the contrary, that the aggregate Incremental Revenue to be used in calculating any and all Tranche 2 Consideration shall not exceed $33 million.

“Initial NAV Adjustment” shall mean US-$256,577 being the difference between the Target Net Asset Value and the Closing Net Asset Value as shown on the Closing Balance Sheet.

“Installment” shall mean any of the First, Second or Third Installments.

“Installment Payment Dates” shall mean collectively the First Installment Payment Date, the Second Installment Payment Date and the Third Installment Payment Date. “Installment Payment Date” shall mean any of the First Installment Payment Date, the Second Installment Payment Date or the Third Installment Payment Date.

“Installment Period” shall mean any of the First Installment Period, Second Installment Period or the Third Installment Period.

“Intellectual Property” shall mean: (a) all copyrightable works, copyrights, design rights including all improvements, revisions, amendments, modifications or alternations and all applications, registrations, and renewals in connection therewith; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice), all improvements, revisions, amendments, modifications or alternations thereto; (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation) or source or object code, including all improvements, revisions, amendments, modifications or alternations; (f) all other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights; and (g) the IP Assets.

“IP Assets” shall mean the computer software in part or whole created, developed, designed, owned and/or licensed by the Company including, without limitation, the Respond Product.

“Key Employees” shall mean each of Messrs. Michael Breare and James Heavey.

“Law” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction of the United Kingdom or any other applicable foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Level 1 Multiple” shall mean 0.18571.

“Level 2 Multiple” shall mean 0.35286.

“Level 3 Multiple” shall mean 0.57286.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to the Company or any Subsidiary.

“Lien” shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, Encumbrance or other adverse claim of any kind in respect of such share, property or asset.

“Management Accounts” shall mean the unaudited management accounts of the Company and its Subsidiaries for the Company’s fiscal year ended January 31, 2007.

“Management Sellers Representative” shall mean Mr. James Heavey.

“Material Adverse Effect” shall mean a material adverse effect upon (financial or otherwise) the business, assets or results of operations or prospects of the Company or any Subsidiary.

“Material Contracts” shall have the meaning given in Section 3.17(e).

“Management Seller” shall mean each of Messrs. Breare, Heavey and Naughton, and “Management Sellers” shall mean collectively, Messrs. Breare, Heavey and Naughton.

“Management Sellers’ Solicitors” shall mean HBJ Gateley Wareing LLP.

“Net Asset Value” shall mean the total current balance sheet assets less the total balance sheet liabilities as determined in accordance with UK GAAP excluding the amount of all deferred tax assets so that the Sellers do not obtain a favourable impact on the NAV Adjustment as a result of any deferred tax assets. For the avoidance of doubt the Net Asset Value shall exclude the amount of all fees and expenses of the Sellers, the Company and/or its Subsidiaries accrued, payable or due to be payable in connection with the transactions contemplated by this Agreement (if any) including without limitation, all Transaction Incentives, fees and expenses of any legal advisor, investment banker, broker, finder, accountant, financial adviser, tax advisor or similar party.

“Net Receivables” shall mean gross receivables less an allowance for uncollected receivables as determined in accordance with UK GAAP.

“Non-Management Seller” shall mean each of 3i and Parkmead (formerly, Interregnum), and “Non-Management Sellers” shall mean collectively, 3i and Parkmead.

“Office Occupancy Agreement” means any agreements related to the Company’s occupancy of its office and other space, and collectively, means all such agreements.

“Order” shall mean any writ, judgement, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any Subsidiary.

“Ownership Period” shall mean with respect to the Company and its Subsidiaries, the period of time from the date of such entity’s inception to the Closing Date.

“Person” shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Proceeding” shall have the meaning give in Section 3.11.

“Purchaser Closing Balance Sheet” shall mean the consolidated balance sheet of the Company prepared in accordance with UK GAAP and subject thereto using the same accounting policies and principles as were adopted in preparing the financial statements of the Company for the year ended 31 January 2006 as of the Closing Date and shall include, without limitation: (i) all accruals as if such Purchaser Closing Balance Sheet was a year end balance sheet; (ii) all outstanding loans, bank facilities, credit facilities lines of credit and similar liabilities in the nature of indebtedness (other than trade creditors); and (iii) to the extent not discharged in full by the Sellers, the amount of all fees and expenses of the Sellers, the Company and/or its Subsidiaries accrued, payable or due to be payable in connection with the transactions contemplated by this Agreement including without limitation, all fees and expenses of any legal advisor, investment banker, broker, finder, accountant, financial adviser, tax advisor or similar party. The Purchaser Closing Balance Sheet will be prepared using the same format as the Closing Balance Sheet.

“Records” means originals and copies, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company or any Subsidiary and including, without limitation: (a) all relevant by-laws and certificates of incorporation, minute books, statutory books and registers, books of account and copies of taxation returns; (b) sales literature, market research reports, brochures and other promotional material; (c) all sales and purchasing records; and (d) lists of all regular suppliers and customers.

“Related Person” means, with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family holds (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described herein. For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

“Representative” means with respect to a party any of its attorneys, accountants, agents, service-providers or other similar persons.

“Respond” shall mean the Company.

“Respond Product” means, subject to paragraph (d) below:

(a) Subject to paragraph (d) below, until such time as the complaint and feedback management functionality of the Respond product line may be re-architected to take advantage of Pivotal CRM technology (“Prior to Re-architecture”), the following: Respond Centerpoint, Respond Customer, Respond TouchPoint, Respond Handler, Respond Insight, Respond Intelligence and the associated products listed in Schedule 13; provided, however, that any product listed in Schedule 13 as used internally by development/support shall be considered a “Respond Product” if and only if such product is sold or licensed in connection with a sale or license of a Respond Product listed in Schedule 13 as offered for sale to customers (for example, sales of NetPoint Process Builder in connection with a sale of the Ross ERP shall not count toward the calculation of any Tranche 2 Consideration). No third party product (for example, any product that is not a CDC Software product and any product that is not a Respond product) shall be considered a “Respond Product”; provided, however, that sales of third party software products as part of a bundle when selling a Respond Product shall be counted for purposes of determining the Tranche 2 Consideration.

(b) Subject to paragraph (d) below, from such time as the complaint and feedback management functionality of the Respond product line has been re-architected to take advantage of Pivotal CRM Technology (“After Re-architecture”), the “Respond Product” shall mean complaint and feedback management products that CDC Software has developed based upon the proprietary capabilities of the Respond Modules, Application Programs and Databases described in paragraph (a) above existing as at the date of this Agreement.

(c) Subject to paragraph (d) below, both Prior to Re-architecture and After Re-architecture, “Respond Product” shall include additional complaint and feedback management functionality, upgrades and enhancements which Respond develops through its research and development budget (e.g., additional complaint processes for new vertical markets for the Respond product line, new functionality for the Respond Modules, Application Programs and Databases described in paragraph (a) above.

(d) Notwithstanding paragraphs (a), (b) and (c) above, the “Respond Product” does not include the following:

(i) CDC Software products that may be cross-sold to Respond customers (or example, MarketFirst);

(ii) CDC Software products which include complaint management and feedback functionality as at the date of this Agreement (for example, the IMI e-commerce module which includes feedback and complaint management capabilities, as well as an existing complaint management system developed and marketed by a Pivotal reseller for local government);

(iii) complaint and feedback management products which are developed (other than by Respond) in enterprise applications whose primary purpose is not CRM or customer service such as enterprise resource planning (for example, manufacturing), supply chain management (for example, distribution); provided, however, that such products have been developed without the specific use of the proprietary capabilities existing in the Respond Application Modules, Programs and Databases described in paragraph (a) above; and

(iv) CDC Software products which are not complaint and feedback management products that are developed using Respond’s Intellectual Property.

“Second Installment” shall mean the amount to be paid at the Second Installment Payment Date as determined by Sections 2.02(d) and 2.02(e).

“Second Installment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“Second Installment Period” shall mean the period from January 1, 2008 to December 31, 2008.

“Sellers” shall have the meaning given in the Recitals hereto and “Seller” shall mean any of the Sellers.

“Series A Loan Notes” shall mean the loan notes issued pursuant to the terms of this Agreement and the Series A Loan Note Instrument.

“Series A Loan Note Instrument” shall mean the loan note instrument in the form contained in Schedule 14.

“Shares” shall mean the entire issued share capital of the Company at Closing, and all rights of any kind associated therewith.

“Subsidiaries” when used in plural or “Subsidiary” when used singly shall mean, in relation to the Company, a corporate entity whose voting shares are owned more than 10% by the Company. Subsidiaries shall include Respond Software Limited (“RSL”), Respond UK Limited (“RUKL”), as wholly-owned subsidiaries of the Company, Respond Trustee Limited (“RTL”) and the other companies listed in Part 2 of Schedule 2.

“Target Net Asset Value” shall mean US$-1,965,000.

“Tax” or “Taxation” has the meaning given to it in Schedule 3 (Taxation).

“Tax Indemnity” means the covenant relating to Tax contained in paragraph 3 of Schedule 3 (Taxation).

“Tax Warranties” means the warranties relating to Tax contained in paragraph 2 of Schedule 3 (Taxation).

“Third Installment” shall mean the amount to be paid at the Third Installment Payment Date as determined by Sections 2.02(d) and 2.02(e).

“Third Installment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“Third Installment Period” shall mean the period from January 1, 2009 to December 31, 2009.

“Total Consideration” shall have the meaning given to such term in Section 2.02(a).

“Tranche 1 Consideration” shall have the meaning given to such term in Section 2.02(a).

“Tranche 2 Consideration” shall have the meaning given to such term in Section 2.02(a).

“Transaction Incentives” shall mean all amounts (if any) payable to current or former employees of the Company and/or any Subsidiary by way of bonuses, commissions, and other incentives associated with and payable as a result of transactions contemplated under this Agreement.

“True Up Amount” shall have the meaning given to such term in Section 2.02(c)(iii).

“Transaction Documents” shall mean this Agreement (and all relevant share transfers, share certificates, board and shareholder resolutions and any other ancillary documents required for the consummation of this Agreement) and such other documents referenced herein that are required to be in the Agreed Form.

“Transfer” shall mean the making of any sale, exchange, assignment or gift, the granting of any security interest, pledge or other encumbrance in, or the creation of, any voting trust or other agreement or arrangement with respect to the transfer of voting rights in the Shares, or the creation of any other claim thereof or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title or interest or possession in or of the Shares.

“UK GAAP” shall mean generally accepted accounting principles of the United Kingdom.

“US GAAP” shall mean, unless otherwise stated, generally accepted accounting principles of the United States.

“U.S.” or “US” shall mean the United States of America.

“Warranties” means the warranties of the Sellers set out in Section 3 and the Tax Warranties and “Warranty” shall have a corresponding meaning.

1.02 Principles of Construction.

(a) All references to Sections, Schedules and paragraphs are to Sections, Schedules and paragraphs of Schedules in or to this Agreement unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United Kingdom or United States (as appropriate).

(c) The singular terms include the plural and the plural terms include the singular.

(d) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(e) The Schedules form part of this Agreement and are incorporated herein by reference and made a part hereof. In the event of a conflict between the terms of this Agreement and any term, condition or other provision set forth in any other Transaction Document, the terms of this Agreement shall control.

(f) References in this Agreement to statutes shall include any statutory modification, re-enactment or extension of such statute and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute provided that any modification, re-enactment or extension of such statute made after the date of Closing and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute after the date of Closing shall not impose additional obligations on any party to this Agreement.

(g) Notwithstanding anything contained in this Agreement, all obligations given by 3i and Parkmead in this Agreement are given severally and not, for the avoidance of doubt, jointly and severally and all obligations given by the Management Sellers and each Management Seller in this Agreement are given jointly and severally, and not, for the avoidance of doubt, severally (except with respect to Section 5.04 only).

Section 2. Sale and Purchase of the Shares and Consideration.

2.01 Sale and Purchase of the Shares

(a) Subject to the terms and conditions hereof, and in reliance upon the warranties and covenants contained in this Agreement, as of the Closing Date, the Purchaser agrees to purchase the Shares from the Sellers and each Seller agrees to sell, transfer, convey and assign the Shares held by such Seller which are set out opposite his respective name in Column 2 of Schedule 1 to the Purchaser.

(b) Each of the Sellers hereby waives in favor of the Purchaser any pre-emptive or other rights that each Seller has now or might otherwise have in respect of any of the Shares registered in the name of such Seller held by such Seller prior to Closing. Each Seller agrees that the Shares registered in the name of such Seller will be transferred free from any Lien and with all rights, including dividend rights, attached or accruing to them on and from the Closing Date.

(c) Each Seller hereby releases and forever discharges any and all known or unknown claims, causes of action, promises or similar rights of any type (however described and however arising) that existed prior to the Closing Date that it or any of its Affiliates or Related Persons may have against or relating to the Company or any Subsidiaries. Without limiting the preceding sentence, each Seller hereby confirms that he, she or it is not in any way entitled to any payment from the Company or any Subsidiary except as may be expressly set forth in this Agreement or any Transaction Document provided that this clause shall not in any way operate to waive, release or discharge any claim (whether now or at any time in the future) or rights (whether contractual or otherwise) which the Key Employees may have in their capacity as employees of the Company.

2.02 Consideration.

(a) Total Consideration. Subject to terms and conditions hereof, the consideration to be paid for the Shares by the Purchaser shall be an aggregate of: (i) [$14,743,423] million in cash less any adjustment provided for in Section 2.02(c) (the “Tranche 1 Consideration”); and (ii) an amount to be determined in accordance with Section 2.02(d), minus any amounts to be withheld in accordance with Sections 2.02(g) and 2.02(j) (the “Tranche 2 Consideration”). The aggregate of the Tranche 1 Consideration and the Tranche 2 Consideration shall be the “Total Consideration.” The Tranche 1 Consideration shall be paid in a manner set out in Section 2.02(b) and the Tranche 2 Consideration shall be paid in a manner set out in Section 2.02(e). Notwithstanding anything else contained in this Agreement (other than Section 2.02(j)), in no event shall the Total Consideration paid to all Sellers in aggregate exceed $28 million. Furthermore, the Purchaser shall be entitled to deduct and withhold from any Tranche 1 Consideration payable to the Management Sellers and/or Tranche 2 Consideration any such amounts for Tax obligations as may be required by law.

(b) Tranche 1 Consideration. The Tranche 1 Consideration without adjustment pursuant to Section 2.02(c) shall be payable on Closing in cash to the Sellers as set out in Schedule 1. The cash elements of the Tranche 1 Consideration shall be paid by electronic wire transfer to the account of the Management Sellers Solicitor, as set out in Section 7.16 and shall be deemed to be made when it leaves the bank account of the Purchaser or its Affiliate. The amount of all outstanding debts, loans, bank facilities, credit facilities, lines of credit and similar liabilities of the Company and each Subsidiary shall be paid in full prior to or at Closing from either the cash held by the Company prior to Closing or by deduction from the Tranche 1 Consideration.

(c) Net Asset Value Adjustment. The “NAV Adjustment” (if any) shall be determined as follows:

(i) The Purchaser and the Sellers agree that the amount of Tranche 1 Consideration payable at Closing has been calculated by applying to the sum of $15,000,000 the Initial NAV Adjustment; being the Net Asset Value as shown in the Closing Balance Sheet less the Target Net Asset Value. The Parties agree that if the Initial NAV Adjustment were greater than zero, then the Initial NAV Adjustment would be deemed to equal zero.

(ii) Within seventy-five (75) days of the Closing, the Purchaser shall use its reasonable commercial endeavors to procure that the Company’s auditors prepare the Purchaser Closing Balance Sheet and the Purchaser shall forward the Purchaser Closing Balance Sheet (including, where possible, actual numbers rather than accruals) to the Management Sellers Representative for approval for the purposes of a revision of the NAV Adjustment (a “True Up”) to be determined as follows.

For the avoidance of doubt, if the Actual Net Asset Value is exactly [-$2,221,577] (being the Closing Net Asset Value), then no further payment shall be made by either party in relation to the True-Up.

(iii) If the Actual Net Asset value is below (worse than) [-$2,221,577], then the amount by which it is less than [-$2,221,577] (the “True Up Shortfall”) will be paid to the Purchaser in relation to the True-Up as follows:

To the extent that such True Up Shortfall is equal to or less than $100,000 it shall be paid by the Sellers to the Purchaser in the proportions set out in Column 5 of Schedule 1 within five (5) Business Days of the True Up Shortfall being finally determined (whether by approval or deemed approval by the Management Sellers Representative or determination by the Expert) and to the extent such True Up Shortfall is greater than $100,000 or in the event that any Management Seller fails to so pay any True Up Shortfall payable hereunder within five (5) Business Days, then such excess or unpaid True Up Shortfall (as the case may be) shall be deducted from any unpaid Installment.

(iv) If the Actual Net Asset value is above (better than) [-$2,221,577], then the amount by which it is greater than [-$2,221,577] (the “True Up Excess”) will be paid to the Sellers in relation to the True-Up as follows:

To the extent that such True Up Excess is equal to or less than $100,000 it shall be paid by the Purchaser to the Sellers who shall be entitled to it in the proportions set out in Column 5 of Schedule 1 within 5 Business Days of the True Up Excess being finally determined (whether by approval or deemed approval by the Management Sellers

Representative or determination by the Expert) and to the extent that such True Up Excess is greater than $100,000 then such excess True Up Excess shall be added to the First Installment, provided however that the maximum value of any True Up Excess provided for in this section 2.02 will be limited to the Initial NAV Adjustment, and therefore, for the avoidance of doubt the maximum Tranche 1 Consideration shall be $15,000,000.

(v) The Management Sellers Representative shall have fifteen (15) Business Days of receipt of the Purchaser Closing Balance Sheet (“Approval Period”) to approve the Purchaser Closing Balance Sheet. In the event that the Management Sellers Representative approves the Purchaser Closing Balance Sheet or no NAV Notice of Objection (as defined below) is served by the Management Sellers Representative within the Approval Period, the Purchaser Closing Balance Sheet and the NAV Adjustment shall be deemed to be approved by the Sellers and shall be final, conclusive and binding. If the Management Sellers Representative disagrees with the calculation of the NAV Adjustment, the Management Sellers Representative may, on or prior to the last day of the Approval Period, deliver a notice to the Purchaser (“NAV Notice of Objection”), which must set forth the Management Sellers Representative’s objection to the NAV Adjustment, specify those items or amounts with which the Management Seller’ Representative disagrees, and (insofar as it is reasonably practicable) include a calculation of NAV Adjustment and the Purchaser Closing Balance Sheet based on such objections. In the event of receipt of a NAV Notice of Objection by the Purchaser from the Management Sellers Representative, the Purchaser and the Management Sellers Representative shall, during the seven (7) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the NAV Adjustment. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Management Sellers Representative are unable to resolve their disagreements, the dispute will be referred to an Expert for determination in accordance with Schedule 4.

(d) Tranche 2 Consideration – Calculation. Subject always to the fact that the aggregate Tranche 2 Consideration paid to all Sellers shall not exceed $13,000,000, the amount of the Tranche 2 Consideration shall be determined in accordance with each of the following rules, restrictions and limitations:

(i) in the event that the Accumulated Revenue for any Installment Period is equal to or less than $12,000,000 (“Base Threshold”), the Installment Amount for each and any such Installment Period shall be zero;

Example:

Assuming the Accumulated Revenue for the First Installment Period is $11,990,000, the First Installment shall be zero.

(ii) in the event that the Accumulated Revenue for any Installment Period other than the First Installment Period is less than the Accumulated Revenue for any previous Installment Period, such Installment shall be zero;

Example:

Assuming the Accumulated Revenue for the Second Installment Period is $45,000,000 and the Accumulated Revenue for the Third Installment Period is $40,000,000, the Third Installment shall be zero.

(iii) in the event that Actual EBITDA for any Installment Period is less than or equal to twenty percent (20%) of the Accumulated Revenue for such Installment Period, then such Installment shall be zero;

(iv) the Level 1 Multiple shall only be applied to the first $9,000,000 of Incremental Revenue, the Level 2 Multiple only be applied to the next $11,000,000 of Incremental Revenue and the Level 3 Multiple shall only be applied to the next $13,000,000 of Incremental Revenue. Once part of the Incremental Revenue is used in the calculation of an Installment, then such part will no longer be available for use against such Level Multiple in the calculation of any subsequent Installment Period;

Example:

Assuming the Incremental Revenue for First Installment Period is $12,000,000, then the First Installment shall be [$9,000,000 x 0.18571] + [$3,000,000 x 0.35286] = $2,729,970 and $8,000,000 of future Incremental Revenue will be applied against the Level 2 Multiple.

First Installment Period

(v) In the event that the Incremental Revenue for the First Installment Period is an amount less than $9,000,000, the First Installment shall be the amount of Incremental Revenue for the First Installment Period multiplied by the Level 1 Multiple;

Example:

Assuming the Incremental Revenue for the First Installment Period is $8,500,000, then the First Installment shall be $8,500,000 x 0.18571 = $1,578,535 and $500,000 of future Incremental Revenue will be applied against the Level 1 Multiple.

(vi) In the event that the Incremental Revenue for the First Installment Period is an amount equal to or greater than $9,000,000, the First Installment shall be determined by the following formula:

[Incremental Revenue for the First Installment Period up to $9,000,000 x Level 1 Multiple] +

[Incremental Revenue for the First Installment Period equal to or greater than $9,000,000 but less than $20,000,000 x Level 2 Multiple] + [Incremental Revenue for the First Installment Period equal to or greater than $20,000,000 but less than $33,000,000 x Level 3 Multiple];

Examples:

Assuming the Incremental Revenue for the First Installment Period is $15,000,000, then the First Installment shall be [$9,000,000 x 0.18571] + [$6,000,000 x 0.35286] = $3,788,550.

Assuming the Incremental Revenue for the First Installment Period is $25,000,000, then the First Installment shall be [$9,000,000 x 0.18571] + [$11,000,000 x 0.35286] + [$5,000,000 x 0.57286]= $8,417,150.

Second Installment Period

(vii) In the event that the Accumulated Revenue for the Second Installment Period is greater than the Accumulated Revenue for the First Installment Period and the Base Threshold, the Second Installment shall be the amount of Incremental Revenue for the Second Installment Period multiplied by the relevant Level Multiple as determined by the following formula;

[Incremental Revenue for the Second Installment Period up to or equal to $9,000,000 x Level 1 Multiple] + [Incremental Revenue for the Second Installment Period equal to or greater than $9,000,000 but less than $20,000,000 x Level 2 Multiple] + [Incremental Revenue for the Second Installment Period equal to or greater than $20,000,000 up to $33,000,000 x Level 3 Multiple].

Example:

Assuming the Incremental Revenue for the First Installment Period is $12,000,000 and the Incremental Revenue for the Second Installment Period is $16,000,000, then the Second Installment shall be [$8,000,000 x 0.35286] + [$8,000,000 x 0.57286] = $7,405,760.

Example:

Assuming the Accumulated Revenue for the First Installment Period is $10,000,000 and the Incremental Revenue for the Second Installment Period is $14,000,000, then the Second Installment shall be [$9,000,000 x 0.18571] + [$5,000,000 x 0.35286] = $3,435,690.

Example:

Assuming the Incremental Revenue for the First Installment Period is $12,000,000 and the Accumulated Revenue for the Second Installment Period is $20,000,000, then the Second Installment shall be zero.

Example:

Assuming the Incremental Revenue for the First Installment Period is $15,000,000 and the Incremental Revenue for the Second Installment Period is $18,000,000, then the Second Installment shall be [$5,000,000 x 0.35286] + [$13,000,000 x 0.57286] = $9,211,480.

Example:

Assuming the Incremental Revenue for the First Installment Period is $18,000,000 and the Incremental Revenue for the Second Installment Period is $15,000,000, then the Second Installment shall be [$2,000,000 x 0.35286] + [$13,000,000 x 0.57286] = $8,152,900.

Third Installment Period

(viii) In the event that the Accumulated Revenue for the Third Installment Period is greater than the Accumulated Revenue for each of the First Installment Period, the Second Installment Period and the Base Threshold, the Third Installment shall be the amount of Incremental Revenue for the Third Installment Period multiplied by the relevant Level Multiple as determined by the following formula;

[Incremental Revenue for the Third Installment Period up to or equal to $9,000,000 x Level 1 Multiple] + [Incremental Revenue for the Third Installment Period equal to or greater than $9,000,000 but less than $20,000,000 x Level 2 Multiple] + [Incremental Revenue for the Third Installment Period equal to or greater than $20,000,000 up to $33,000,000 x Level 3 Multiple].

Example:

Assuming the Incremental Revenue for the First Installment Period is $12,000,000,

the Incremental Revenue for the Second Installment Period is $16,000,000, and the Incremental Revenue for the Third Installment Period is $5,000,000 then the Third Installment shall be [$5,000,000 x 0.57286] = $2,864,300.

Example:

Assuming the Accumulated Revenue for the First Installment Period is $10,000,000, the Incremental Revenue for the Second Installment Period is $14,000,000, and the Incremental Revenue for the Third Installment Period is $19,000,000 then the Third Installment shall be [$6,000,000 x 0.35286] + [$13,000,000 x 0.57286] = $9,564,340.

Example:

Assuming the Incremental Revenue for the First Installment Period is $12,000,000, the Accumulated Revenue for the Second Installment Period is $20,000,000, and the Incremental Revenue for the Third Installment Period is $16,000,000 then the Third Installment shall be [$8,000,000 x 0.35286] + [$8,000,000 x 0.57286] = $7,405,760.

Example:

Assuming the Incremental Revenue for the First Installment Period is $15,000,000, the Incremental Revenue for the Second Installment Period is $18,000,000, and the Accumulated Revenue for the Third Installment Period is $40,000,000 then the Third Installment shall be zero.

Example:

Assuming the Incremental Revenue for the First Installment Period is $18,000,000, the Incremental Revenue for the Second Installment Period is $15,000,000, and the Accumulated Revenue for the Third Installment Period is $34,000,000 then the Third Installment shall be zero.

(ix) Within one hundred eighty (180) days of the each Installment Period, the Purchaser shall prepare unaudited consolidated management accounts of the Company for the relevant Installment Period in accordance with US GAAP and forward them to the Management Sellers Representative for approval in accordance with this Section 2.02(d)(ix) together with: (i) a report showing the value of sales of the Respond Product; and (ii) a calculation of the relevant Installment . The Management Sellers Representative shall have thirty (30) days of receipt of the management accounts (“Installment Approval Period”) to approve the relevant calculation. It is expressly agreed and understood that none of the Sellers, other than the Management Sellers Representative, shall have any right to review and approve of the management accounts subject to this Section 2.02(d)(ix). In the event that the Management Sellers Representative either approves the relevant management accounts or no response is received from the Management Sellers Representative within the Installment Approval Period, the relevant management accounts and calculation shall be deemed to be approved by the Sellers and shall be final, conclusive and binding. If the Management Sellers Representative disagrees with the relevant management accounts, the amount of Respond Product sales or the amount of the relevant Installment , the Management Sellers Representative may, on or prior to the last day of the Approval Period, deliver a notice to the Purchaser (“Installment Objection”), which must set forth in reasonable detail the Management Sellers Representative’s objection, specify those items or amounts with which the Management Sellers Representative disagrees, and (insofar as it is reasonably practicable) include a calculation of the relevant Installment that the Management Sellers Representative believes should be payable based on such objections. In the event of an Installment Objection being served on the Purchaser by the Management Sellers Representative, the Purchaser and the Management Sellers Representative shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the relevant management accounts. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Management Sellers Representative are unable to resolve their disagreements, the dispute will be referred to an Expert for determination in accordance with Schedule 4.

(e) Tranche 2 Consideration – Payment. Notwithstanding the subsequent sentence and for the avoidance of doubt, no Tranche 2 Consideration shall be payable by the Purchaser until a date which is at least eighteen (18) months after Closing. Subject always to the preceding sentence, the Tranche 2 Consideration shall be payable in three installments due within: (i) ten (10) Business Days after the final determination (whether by approval or deemed approval by the Management Sellers Representative or determination by the Expert) of the First Installment (“First Installment Payment Date”), (ii) ten (10) Business Days after the final determination (whether by approval or deemed approval by the Management Sellers Representative or determination by the Expert) of the Second Installment (“Second Installment Payment Date”), and (iii) ten (10) Business Days after the final determination (whether by approval or deemed approval by the Management Sellers Representative or determination by the Expert) of the Third Installment (“Third Installment Payment Date”). In the case of Mr. Heavey and Mr. Breare only, and notwithstanding anything herein to the contrary, any amounts that may be payable to Mr. Heavey or Mr. Breare as Tranche 2 Consideration pursuant to the terms hereof shall be satisfied in full by the issuance by the Purchaser of Series A Loan Notes on the relevant Installment Payment Date having a aggregate face value equal to the cash amounts that would otherwise be paid to Mr. Heavey and Mr. Breare (as the case may be), in favor of Mr. Heavey and Mr. Breare (as the case may be). Notwithstanding the foregoing, each Series A Loan Note shall be redeemable in cash according to its terms, without set off withholding or deduction other than in accordance with this Agreement, the Series A Loan Note Instrument and/or otherwise as may be required by law (which may include, for the avoidance of doubt, any Tax withholding). Any entitlement to Tranche 2 Consideration shall not be conditional on any Management Seller being or continuing to be an employee of the Company or any Affiliate of CDC.

(f) Apportionment of Tranche 1 Consideration and Tranche 2 Consideration. All amounts paid to the Sellers under this Agreement (including both the Tranche 1 Consideration and the Tranche 2 Consideration) shall be apportioned between the Sellers in accordance with the Schedule 1 attached hereto, which each Seller acknowledges and agrees represents the final pro-rata portion of the Total Consideration payable to each such Seller pursuant to the terms hereof.

(g) Holdback. Any unpaid Tranche 2 Consideration earned by the Management Sellers shall be available to the Purchaser to the extent and satisfaction of any Claim (as defined in Schedule 5) during the Hold Back Period (“Hold Back Amount”). The parties shall comply with Schedule 5 in relation to any Hold Back Amount(s).

(h) Transaction Incentives. The Sellers covenant and agree to pay from either the proceeds of the Tranche 1 Consideration or from the Company’s cash funds prior to Closing £80,000 payable to T. Pickworth, U$168,762.93 payable to B. Passmore and U$82,831.11 payable to P. Elswood. The Management Sellers covenant and agree to pay from either the proceeds of the Tranche 1 Consideration or from the Company’s cash funds prior to Closing all other amounts (if any) payable to current or former employees of the Company and/or any Subsidiary or any third parties by way of bonuses, commissions, and other incentives associated with and payable as a result of transactions contemplated under this Agreement (the “Transaction Incentives”), save to the extent that such payments are fully provided for in the Purchaser Closing Balance Sheet.

(i) Employee Retention Pool. (i) The Purchaser undertakes to establish or procure the establishment of an employee retention pool pursuant to the terms of this Section 2.02(i), which shall have the purpose of providing incentive retention compensation to employees of the Company from time to time (the “Employee Retention Pool”).

(ii) If and only if Tranche 2 Consideration is due and payable, and then, only to the extent any Tranche 2 Consideration is due and payable, the Purchaser undertakes at the same time as any such Tranche 2 Consideration may be due and payable, to make or to procure that the Guarantor makes a payment (the “Purchaser Cash Contribution”) to the Employee Retention Pool of an amount which would be equal to the amount of Tranche 2 Consideration calculated in accordance with Section 2.02(d) if the Level 1 Multiple, Level 2 Multiple and Level 3 Multiple were substituted with the following multiples:

(A)	Level 1 Multiple: 0.01429

(B)	Level 2 Multiple: 0.02714

(C)	Level 3 Multiple: 0.04407

, provided, always, that in no event shall the maximum aggregate amount of the Purchaser Cash Contribution be more than US$1,000,000. For the avoidance of doubt, in the event that pursuant to Section 2.02(g) hereof, any amounts are held back by Purchaser, then, notwithstanding anything herein to the contrary, the Purchaser shall be entitled to hold back from the Purchaser Cash Contribution all or such portion of the Purchaser Cash Contribution that equals the proportion to which the amount held back pursuant to Section 2.02(g) bears to the total Tranche 2 Consideration payable (but for such hold back) at the time of such hold back (the “Held-Back Purchaser Cash Contribution”). The Held-Back Purchaser Cash Contribution shall be payable only if and to the extent and at the same time that the Purchaser is required to pay to the Management Sellers the amount of Tranche 2 Consideration so held back.

(iii) If and only if Tranche 2 Consideration is due and payable, and then, only to the extent any Tranche 2 Consideration is due and payable, in addition to the obligation contained in Section 2.02(i)(ii), the Purchaser shall make or procure that either the Guarantor or CDC makes a contribution (the “CDC Cash/Stock Contribution”) to the Employee Retention Pool of an amount equal to the Purchaser Cash Contribution and the CDC Cash/Stock Contribution shall be made at the same time as the Purchaser Cash Contribution is payable provided always that in no event shall the aggregate maximum amount of the Purchaser Cash Contribution and the CDC Cash/Stock Contribution together exceed $2,000,000 (the “Contribution Limit”).

(iv) The CDC Cash/Stock Contribution shall be comprised of such combination of cash and/or equity incentives as CDC Software and/or CDC may determine in its sole discretion.

(v) Subject always to paragraph (ii) of this section, the aggregate value of the CDC Cash/Stock Contribution shall be determined, in the case of options and/or other equity incentives as well using the Black-Scholes method of valuation, applied using reasonable assumptions determined by CDC Software or CDC in its sole discretion. The aggregate amount of the CDC Cash/Stock Contribution so contributed to the Employee Retention Pool shall be monitored on a periodic basis by CDC Software and/or CDC and in no event shall CDC Software, CDC or any of their Affiliates be obligated to contribute any amounts in excess of the Contribution Limit.

(vi) With respect to any equity incentives comprising the CDC Cash/Stock Contribution, such contribution shall be governed by, and subject to in all respects to, the terms and conditions of the CDC Software Corporation Stock Incentive Plan and/or the CDC Corporation Stock Incentive Plan, as in effect from time to time (the “Plan”) and the approval of the relevant CDC or CDC Software board or delegated subcommittee.

(vii) The Purchaser or any of its Affiliates shall be entitled to withhold from the Purchaser Cash Contribution and/or the CDC Cash/Stock Contribution such amounts for applicable Tax withholding and NIC costs as may be required by law.

(viii) Insofar as the Employee Retention Pool shall include stock options and/or other equity incentives, it shall be administered in accordance with the Plan and shall be consistent with CDC and CDC Software’s internal policies and procedures. Each of Mr. Heavey and a representative nominated by the Purchaser or such other persons as may be designated by CDC or CDC Software (together, the “ERP Executives”) shall, from time to time, confer in good faith to recommend periodic allocations and grants (“ERP Awards”) from the Employee Retention Pool, but only to the extent amounts are available in the Employee Retention Pool at such time. The ERP Executives shall consider such factors as they may deem advisable and in the best interests of the Company when considering such ERP Awards. The ERP Executives shall recommend ERP Awards insofar as they comprise of stock options or other equity incentives to the Administrator (as defined in the Plan) of the Plan, who shall, in its sole and reasonable discretion, approve or disapprove of the recommended ERP Awards.

(ix) For purposes of clarity and notwithstanding any other provision herein to the contrary, no amounts contributed by CDC and/or CDC Software pursuant to this Section 2.02(i) shall include any gross-up or similar provision requiring an upward adjustment for Taxation or other purposes.

(j) Receivables. In the event that: (i) any Net Receivables contained in the Purchaser Closing Balance Sheet (“Closing Balance Sheet Net Receivables”) are not actually received by the Company within one hundred eighty (180) days following Closing, the difference between the Closing Balance Sheet Net Receivables and the Closing Balance Sheet Net Receivables actually received by the Company shall be deducted and set off on a one-to-one basis by Purchaser from any Installment; or (b) any gross receivables of the Company as at Closing for which an allowance or provision has been made in the Purchaser Closing Balance Sheet (the “Allowed For Receivables) are actually received by the Company within one hundred eighty (180) days following Closing, eighty-five percent (85%) of the difference between the Closing Balance Sheet Net Receivables and the Closing Balance Sheet Net Receivables (together with the Allowed For Receivables) actually received by the Company shall be added to the Tranche 2 Consideration on a one-to-one basis.

2.03 Closing. The closing for the purchase and sale of the Shares (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) at the offices of the Company at Regus House Fairbourne Drive, Atterbury Milton Keynes, MK10 9RG.

2.04 Operational Control of the Company. From and after the Closing until the end of the Third Installment Date, the Purchaser shall, and shall procure that the Company and its Subsidiaries shall, comply with the provisions set out in Schedule 7.

2.05 Share Options. Effective from the Closing Date, each of the Management Sellers covenant and agree that each and every outstanding share option or similar right to purchase any Shares or any shares of any Subsidiary (“Share Options”), shall be either cancelled, terminated or exercised in accordance with its terms so that effective as of the Closing Date there shall be no unexercised outstanding Share Options whatsoever and, prior to the Closing Date, the board of directors of the Company shall adopt appropriate resolutions and take all other actions necessary to terminate the equity-compensation plans maintained by the Company and its Subsidiaries and all individual option agreements outside of the Share Plans as of the Closing Date.

Section 3. Warranties of the Sellers.

3.01 Each Non-Management Seller warrants in the terms of the Warranties contained in Sections 3.03(c), and Section 3.05(vii).

3.02 Each of the Management Sellers jointly and severally warrants on behalf of himself or itself (as appropriate), to and for the benefit of, the Purchaser as of the Closing Date, the Tax Warranties and the following:

3.03 Authority. (a) Each Management Seller has all requisite authority and approval required to enter into, execute and deliver this Agreement and the Transaction Documents and to perform his obligations hereunder and each of the other documents required to be entered into pursuant hereto. The Board of Directors of the Company and the Sellers have approved the transactions contemplated by this Agreement and each of the Transaction Documents (as appropriate). The affirmative votes of the holders of a majority of all Shares of the Company issued and outstanding are the only votes of the holders of the Company’s shares necessary to approve this Agreement and the Transaction Documents and the transactions contemplated therein. This Agreement and the Transaction Documents have been duly and validly executed and delivered by each Management Seller and constitutes a legal, valid and binding obligation of the Management Sellers enforceable against the Management Sellers in accordance with its terms.

(b) No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company, any Subsidiary or any Management Seller. No distress, execution or other similar order or process has been levied on any of the property or Assets of the Company, any Subsidiary or any Management Seller. No voluntary arrangement has been proposed or reached with any creditors of the Company, any Subsidiary or any Management Seller. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Company, any Subsidiary or any Management Seller. The Company, each Subsidiary and each Management Seller is able to pay its debts as and when they fall due and neither the Company, nor any Subsidiary or Management Seller, is insolvent (net liabilities greater than net assets).

(c)(i) Each Non-Management Seller has full legal capacity, power and authority to enter into, execute and deliver this Agreement and the stock transfer form transferring the Shares registered in its name, and to perform each of their obligations hereunder.

(ii) All requisite corporate authority to execute and deliver this Agreement and the stock transfer form transferring the Shares registered in its name for each Non-Management Seller has been duly and properly obtained. This Agreement and the stock transfer form transferring the Shares registered in its name have been duly and validly executed and delivered by each Non-Management Seller and when executed will constitute a legal, valid and binding obligation of each Non-Management Seller enforceable against each Non-Management Seller in accordance with its terms.

(iii) No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the bankruptcy of any Non-Management Seller. No distress, execution or other similar order or process has been levied on any of the property or assets of each Non-Management Seller. No voluntary arrangement has been proposed or reached with any creditors of each Non-Management Seller. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to any Non-Management Seller. Each Non-Management Seller is able to pay its debts as and when they fall due and no Non-Management Seller is insolvent (net liabilities greater than net assets).

(iv) The execution, delivery and performance by the Non-Management Sellers of this Agreement do not, and the performance by each Non-Management Seller of its obligations under this Agreement will not, conflict with or result in a violation or breach of any term or provision of any agreement between any Non-Management Seller and any third party.

3.04 Organization and Authorization of the Company. (a) The Company and its Subsidiaries are corporations duly organized, validly existing, and in good standing under laws of their jurisdictions of incorporation and have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on their businesses as now conducted and to own, use and lease their assets and properties. The Company and its Subsidiaries are duly qualified to do business in each jurisdiction where they carry on business and are in good standing in each jurisdiction where they carry on business.

(b) During the preceding twelve (12) months from the Closing Date, the Company and its Subsidiaries have only conducted business in the United Kingdom, Ireland, the U.S. and Africa, and are duly qualified, licensed or admitted to do business in each of such jurisdiction to the extent that such qualification, license or admission is required by that jurisdiction’s laws. The Company and its Subsidiaries have full corporate power to own their properties, assets and business and to carry on their business operations and have done everything necessary to do business lawfully in the aforementioned jurisdictions.

(c) The name of each director and officer of the Company and its Subsidiaries on the Closing Date, and the position with the Company and/or Subsidiaries held by each, are listed in Schedule 2.

(d) Prior to the execution of this Agreement, the Management Sellers, the Company and its Subsidiaries have made available to the Purchaser true and complete copies of the Memorandum and Articles of Association of the Company and its Subsidiaries as in effect on the date hereof.

(e) The Company and its Subsidiaries have filed and/or registered all company filings where required to be filed and/or registered.

3.05 Capitalization & Ownership. (a) (i) As at the Closing Date, the issued share capital of the Company consists of 2,305,192 shares, which consists of: (i) 56,542 A ordinary shares, of which 36,187 A ordinary shares are registered in the name of 3i and 20,355 A ordinary shares are registered in the name of Parkmead; (ii) 50,000 ordinary shares, of which 24,277 shares are registered in the name of Mr. James Heavey, 16,569 ordinary shares are registered in the name of Mr. Cathal Naughton, and 9,154 ordinary shares are registered in the name of Mr. Michael Breare; and (iii) 2,198,650 deferred shares, of which 909,127 deferred shares are registered in the name of 3i and 1,289,523 are registered in the name of Parkmead. All of the issued shares have been duly authorized and validly issued to the Sellers and are fully paid and non-assessable and have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of the Company;

(ii) As at the Closing Date, the issued share capital of RSL consists of 2,249,418 shares, which consists of: (i) 1,168,500 A ordinary shares, all of which are registered in the name of the Company; (ii) 580,918 ordinary shares, all of which are registered in the name of the Company; and

(iii) 500,000 preference shares, all of which are registered in the name of the Company. All of the issued shares of RSL have been duly authorized and validly issued and/or transferred to the Company and are fully paid and non-assessable and have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of RSL;

(iii) As at the Closing Date, the issued share capital of RUKL consists of 50,000 shares, which consists of 50,000 ordinary shares, all of which are registered in the name of RSL. All of the issued shares of RUKL have been duly authorized and validly issued and/or transferred to the Company and are fully paid and non-assessable and have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of RUKL;

(iv) As at the Closing Date, the issued share capital of Respond RTL consists of 100 shares, which consists of 100 ordinary shares, all of which are registered in the name of RSL. All of the issued shares of RTL have been duly authorized and validly issued and/or transferred to RSL and are fully paid and non-assessable and have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of RTL; and

(v) As at the Closing Date, the Company and/or its Subsidiaries are the registered and beneficial owner of all issued and outstanding share capital of Respond, Inc., a Delaware corporation (“RINC”). All of the issued and outstanding shares of RINC have been duly authorized and validly issued and/or transferred to the Company and are fully paid and non-assessable and have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of RINC.

(vi) Aside from the Shares, there are no authorized, issued or outstanding shares of the Company. The Shares comprise the whole of the issued share capital of the Company. The Sellers are the only registered holders and beneficial owners of the Shares.

(vii) Each Non-Management Seller owns the Shares registered in its name (as set out in Schedule 1) free from Encumbrances and such shares are fully paid up and non-assessable.

(viii) Respond Solutions, Inc., is not a subsidiary or affiliate of the Company or any Subsidiary.

(b) The Shares and any ownership interest in any Subsidiary is not, and shall not be, encumbered by any Lien or other interests of any other third party whatsoever. The Sellers, collectively, are the registered and beneficial owners of all of the Shares, and the Company is the registered and beneficial owner of all of the ownership interests in the Subsidiaries, free and clear of any Lien and any other limitation or restriction (including without limitation, any restriction on the right to vote, sell or otherwise dispose of such ownership interests). The Sellers will transfer and deliver to the Purchaser at the Closing valid title to the Shares free and clear of any Lien and any similar limitation or restriction. None of the Shares or any ownership interest in any Subsidiary has been transferred, sold, exchanged, assigned or given as a gift, granted as a security interest, pledged or encumbered, made part of any voting trust or other agreement or arrangement with respect to the transfer of voting rights therein.

(c) Except for the Shares and any ownership interest of the Company in any Subsidiary there are no outstanding: (i) shares or voting securities of the Company or any Subsidiary; (ii) securities of the Company or any Subsidiary convertible into or exchangeable for shares or voting securities of the Company or any Subsidiary; or (iii) options or other rights to acquire from the Company or any Subsidiary, pre-emptive rights, conversion rights, Liens or any other obligation of the Company or any Subsidiary to issue, any Shares, voting securities or securities convertible into or exchangeable for Shares or voting securities of the Company or any Subsidiary (collectively referred to as “Company Securities”). There is no option, right to acquire, pre-emptive rights, conversion rights, mortgage, charge, pledge, Lien or other form of security or any other agreement or commitment of any nature whatsoever, over or affecting the Shares or ownership interest in any Subsidiary and there is no agreement or commitment to give or create any of the foregoing. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Any outstanding options or other rights to acquire shares or other ownership rights from the Company or any Subsidiary, pre-emptive rights, conversion rights, Liens or any other obligation of the Company or any Subsidiary to issue, any Company Securities as at the Closing Date shall be either duly and properly cancelled and terminated in full by the Company or any Subsidiary and any other party or recipient or exercised prior to the Closing.

(d) Except as set forth in Section 3.05(d) of the Disclosure Letter, there is no restriction(s) on the sale or transfer of any of the Shares to the Purchaser, or the indirect transfer of any ownership interest in the Subsidiaries to the Purchaser, whatsoever.

(e) During the Ownership Period, each of the issued and outstanding ownership interests (including, without limitation, each option or other right to purchase or acquire any such membership or other ownership interests), in the Company or any Subsidiary, including, without limitation, the Shares, has been issued in full compliance with the Constitutions applicable thereto and in full compliance with all applicable securities Laws, rules, regulations and requirements. Each subsequent transfer during the Ownership Period, if any, of any such membership interests, was made in full compliance with the Constitutions applicable thereto and, in full compliance with all applicable securities Laws, rules, regulations and requirements

3.06 Subsidiaries. Except as listed in Schedule 2, as at the Closing Date, the Company has no Subsidiaries. Notwithstanding anything herein to the contrary, any and all liabilities whatsoever with respect to or relating to Respond, Inc. and all other Subsidiaries have been fully and completely paid by the Company prior to Closing.

3.07 Noncontravention. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents do not, and the performance by the Sellers and the Company of their respective obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Constitution or any resolutions of the shareholders or directors of the Company or any Subsidiary;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order of any governmental, administrative or regulatory body applicable to any Seller, the Company or any Subsidiary, or any of their respective Assets and properties; nor

(c)(i) except as set forth in Section 3.07(c) of the Disclosure Letter, conflict with or result in a violation or breach of, (ii) constitute a default under, (iii) require the Sellers, the Company or any Subsidiary to obtain any consent, approval or action under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Sellers, the Company or any Subsidiary, or any of their respective assets or properties under, any contract or license to which the Sellers, the Company or any Subsidiary is a party or by which any of their respective assets or properties is bound.

3.08 Governmental Approvals and Filings. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

3.09 Books and Records. Except as set forth in Section 3.09 of the Disclosure Letter, the minute books, statutory books and registers and other similar records of the Company and all Subsidiaries, as made available to the Purchaser prior to the execution of this Agreement, contain a true and accurate record of all material actions taken at all Board, Board committee and shareholder meetings and by all written consents in lieu of meetings of the equity holders, the boards of directors and committees of the boards of directors of the Company and all Subsidiaries, respectively. The share transfer ledgers and other similar records of the Company and all Subsidiaries, as made available to the Purchaser prior to the execution of this Agreement, accurately reflect all record transfers prior to the execution of this Agreement in the equity of the Company and all Subsidiaries.

3.10 No Undisclosed Liabilities or Indebtedness. (a) Except for liabilities reflected in the unaudited balance sheets of the Company and all Subsidiaries, as of January 31, 2007 and Closing, so far as the Management Sellers are aware the Company and all Subsidiaries do not have any liability (whether absolute, accrued, contingent, or otherwise) which would ordinarily be provided or reflected in such accounts under UK GAAP or otherwise. Without limiting the preceding paragraph, except as set forth in the unaudited balance sheets of the Company and all Subsidiaries as of January 31, 2007 and Closing, the Company and any Subsidiaries do not have any liability for: (i) indebtedness for money borrowed; (ii) the deferred purchase price of property or services; (iii) capital lease obligations; (iv) conditional sale or other title retention agreements; or (v) guarantees or other third party undertakings for any liability or obligation of any other Person for any matter which relates to or affects or will affect such parties or any of the Assets.

3.11 Litigation/Products. (a) Except as set forth in Section 3.11 of the Disclosure Letter, there is no action, suit, arbitration proceeding, inquiry, claim or investigation pending against, or threatened against or affecting either the Company, any Management Seller, any Subsidiary or any of their respective properties or assets before any court or arbitrator or any governmental body, agency or official (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) by or on behalf of any third party, any Seller, any employee, any contractor or any government body or agency (any “Proceeding”). So far as each Management Seller is aware after due and proper inquiry, there are no facts existing as at the Closing Date would likely give rise to any Proceeding.

(b) Neither the Company, any Subsidiary nor any Management Seller (as it relates to the Company or any Subsidiary) have commenced or settled any legal proceedings within the last five (5) years. There are no outstanding orders by which the Company, any Subsidiary or any Management Seller (as it relates to the Company any Subsidiary) or any of their securities, assets, properties or businesses are bound.

(c) No claim has been made against the Company or any Subsidiary in connection with any defective product or services supplied by it in the course of carrying on its business and the Company and each Subsidiary has maintained insurance that is customary to the applicable industry and type of business, for at least the last five (5) years against any such claim.

(d) Each of the products produced or sold by the Company and each Subsidiary is, and at all times up to and including the Closing Date, has been: (i) in compliance in all material respects with all applicable federal, state, local and foreign Laws and regulations; and (ii) fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in respect of such product or in connection with such sale. there is no design defect with respect to any such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with all applicable laws, rules and regulations and current industry practice with respect to its content and use.

3.12 Compliance with Laws and Orders. The Company, each Subsidiary and each Management Seller are not in violation of, and has not violated since the Inception Date in each case which would have a Material Adverse Effect, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law or Order. Neither (so far as the Management Sellers are aware) the Management Seller’s nor any of the Company’s or any Subsidiary’s directors, officers, or key employees (including the Key Employees) in relation to the Company or any Subsidiary, has committed any crime or any material breach of the requirements or conditions of any Law.

3.13 Employees. (a) The Disclosure Letter contains a list of: (i) the names, commencement date, title, annual salaries, other compensation (including any bonus or commission entitlements), any other benefits provided or which the Company or any Subsidiary is bound to provide (whether now or in the future) of all employees and officers of the Company or any Subsidiary and details of any other material terms and conditions of employment and contractors of such persons, all of which information is true and complete in all respects. None of the employees of the Company or any Subsidiary have indicated to any Management Seller, the Company or any Subsidiary, that he/she intends to resign or retire as a result of the transaction contemplated by this Agreement or otherwise within two (2) years after the Closing Date.

(b) The Disclosure Letter contains an accurate and complete list of each Employee Plan and the Company and each Subsidiary has not made any commitments to establish new or to expand existing Employee Plans. The Company and each Subsidiary has performed all obligations required to be performed under the Employee Plans and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws and Orders. There are no actions, suits or claims which have been filed, or, threatened or anticipated against any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, applicable Laws or Orders, without liability to the Company or any Subsidiary (other than ordinary administration expenses incurred in a termination event). There are no inquiries or proceedings that have been filed, or, threatened by any Governmental or Regulatory Authority with respect to any Employee Plan. The Management Sellers, the Company and each Subsidiary have furnished to the Purchaser copies of all Employee Plans (and if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports and most recent actuarial valuation report prepared in connection with any Employee Plan.

(c) The Disclosure Letter contains a list of all contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending the Closing Date.

(d) Except as set forth in the Disclosure Letter, the Company and each Subsidiary have paid to the relevant Governmental and Regulatory Authority, all Taxes, all contributions and other levies due in respect of all of the Company’s and each Subsidiary’s employees and contractors (past and present) in respect of their employment or services up to the Closing Date.

(e) With respect to each agreement with employees and contractors of the Company and each Subsidiary, the Company and each Subsidiary have duly performed and complied with all of their obligations (including, but not limited to, the making all payments for services rendered, and other benefits). The Company and each Subsidiary have duly complied with applicable employment regulations and Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practices. Each of the contracts entered into with employees, consultants or contractors of the Company or any Subsidiary is enforceable against the parties to it in accordance with its terms and there is no party in breach of, or in default under, such contract.

(f) Except as set forth in Section 3.13(f) of the Disclosure Letter, each of the employees and contractors of the Company and each Subsidiary have executed a contractual agreement that contains: (i) a confidentiality clause; and (ii) an assignment of all rights that each employee or contractor might have in any of the Intellectual Property to the Company or a Subsidiary. No employee or contractor has any rights to the Intellectual Property and IP Assets, including the right to receive royalties or other payments from the Company or any Subsidiary.

(g) Neither the Company, any Subsidiary, nor any Management Seller has offered, promised or agreed for the future any variation in any employment or contractor/service agreement. Without limiting the generality of the preceding sentence, since June 30, 2006 there has been no material change in the remuneration or benefits of any executives, directors, officers or Key Employees of the Company or any Subsidiary.

(h) Except as set forth in Section 3.13(h) of the Disclosure Letter, there is not in existence and neither the Company, any Subsidiary, nor any Management Seller has proposed or are proposing to introduce any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the employees, any contractors or any of them are or is or would be entitled to participate in the profits or shares of the Company or any Subsidiary.

(i) There is no industrial action or dispute threatened or existing or anticipated in respect of or concerning any of the current or former employees of the Company or any Subsidiary relating to or based on any facts or circumstances (or part thereof) arising or existing prior to Closing (“Employee Litigation”). There are no facts or circumstances which are reasonably likely to result in such a dispute.

(j) Each employee of the Company and any Subsidiary has been devoting 100% of his/her time during the Company’s or such Subsidiary’s business hours to the conduct of the Company’s or such Subsidiary’s business.

(k) Except as set forth in Section 3.13(k) of the Disclosure Letter, no loans or other advances have been made to any director, officer, employee or contractor of the Company or any Subsidiary. All such advances were incurred and made in the ordinary course of business.

(l) Except as set forth in Section 3.13(l) of the Disclosure Letter, since June 30, 2006, the Company and each Subsidiary has not considered dismissing any employee or terminating any contractor of the Company or such Subsidiary. Neither the Company nor any Subsidiary has any outstanding severance or other obligations or agreements with respect to any former employee, consultant, officer or director.

(m) The Company and each Subsidiary have no current or projected liability in respect of post-employment or post retirement health or medical or life insurance benefits for retired, former or current employees or the Company or any Subsidiary.

(n) Except as set forth in Section 3.13(n) of the Disclosure Letter, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of incentive award) as a result of the transaction contemplated hereby.

(o) Except as set forth in Section 3.13(o) of the Disclosure Letter, there are no Transaction Incentives. The Company and its Subsidiaries have no obligations to any of its current employees, officers or directors for any bonus, commission or similar incentive associated with and payable as a result of the sale of Shares under this Agreement or the consummation of the transactions contemplated by this Agreement, except for the Transaction Incentives.

3.14 Real Property and Business Premises. (a) Neither the Company nor any Subsidiary owns any freehold or real property whatsoever.

(b) All of the commercial leases, subleases and Office Occupancy Agreements executed by the Company or any Subsidiary are in full force and effect, and the Company and each Subsidiary has not received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases, subleases or Office Occupancy Agreements, or affecting or questioning the rights of the Company or any Subsidiary to the continued possession of the commercial leased, subleased or otherwise occupied premises under any such commercial lease or sublease.

(c) The Disclosure Letter accurately describes all the business premises leased or occupied by the Company and each Subsidiary (the “Business Premises”). The Company and each Subsidiary has exclusive occupation of the Business Premises. The Company or any Subsidiary is not in breach of any term or obligation of any leases or licenses relating to the Business Premises. The Company and each Subsidiary have made all payments required by and has otherwise complied with the terms of each of the leases and/or licenses relating to the Business Premises. There are no current disputes relating to any of the Business Premises or their use.

3.15 Tangible Personal Property and Plant & Equipment. (a) The Company and each Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property including all plant and equipment used in the conduct of its business, including all tangible personal property reflected on the balance sheets included in the Closing Balance Sheet and tangible personal property acquired since the Inception Date other than property disposed of since such date in the ordinary course of business. All such tangible personal property including all plant and equipment that is owned by the Company or each Subsidiary is free and clear of all Liens and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(b) The Disclosure Letter includes a complete list of all items of plant and equipment owned by the Company and each Subsidiary with a written down value in excess of £10,000 as at the Closing Date (“Plant and Equipment”). Each item of Plant and Equipment is in good repair taking into account normal wear and tear, is in satisfactory working condition and capable of doing the work for which it is designed and is physically in the possession of the Company and each Subsidiary.

(c) The Disclosure Letter includes a complete list of all Equipment Leases. The Company and each Subsidiary has made all payments required by and has otherwise complied with the terms of each of the Equipment Leases.

3.16 Intellectual Property. (a) The Company and each Subsidiary owns or has the right to use pursuant to license, sublicense, agreement or permission all the Intellectual Property set out in the Disclosure Letter.

(b) The Company and each Subsidiary have not, on its own behalf or through an agent, infringed upon, misappropriated, or used without a required license, any Intellectual Property of third parties. The Company and each Subsidiary have not on its own behalf or through an agent, received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or misuse that has not been finally resolved (including any claim that the Company or any Subsidiary must license or refrain from using any Intellectual Property of any third party). No third party has infringed upon, misappropriated, or otherwise misused any Intellectual Property that would have a Material Adverse Effect on the Company or any Subsidiary.

(c) The Disclosure Letter identifies each registered and unregistered (as indicated) copyright, trademark, trade name, service mark, domain name, patent, trade secret or other registration or other Intellectual Property which is owned by the Company or any Subsidiary and identifies each license, agreement, or other permission currently in effect pursuant to which the Company or any Subsidiary has granted to any third party rights with respect to any of the Intellectual Property other than in the ordinary course of business. The Company and each Subsidiary has delivered to the Purchaser correct and complete copies of all such registered and unregistered copyrights, trademarks, trade names, mask works, service marks, domain names, patents, registrations, applications, licenses, agreements, and permissions or other Intellectual Property (as amended to date) and have made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of rights of each such item. With respect to each item of Intellectual Property identified in the Disclosure Letter:

(i) the Company and each Subsidiary possess all right, title, and interest in and each item, or has the valid right to use each item, free and clear of any Liens and the Company and each Subsidiary has not assigned or in any way disposed of any right, title or interest in any item;

(ii) each item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or is threatened which challenges the legality, validity, enforceability, use, or ownership of each item;

(iv) except for indemnifications provided in the ordinary course of business, the Company and each Subsidiary have not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to each item;

(v) each item is valid and enforceable in accordance with its terms in every jurisdiction the Company or any Subsidiary conducts business; and

(vi) the Company and each Subsidiary has taken all necessary steps to obtain and maintain appropriate registrations for each item capable of registration and to protect and defend each item.

(d) The Disclosure Letter lists the items of Intellectual Property that any third party owns and that the Company and each Subsidiary uses pursuant to applicable licenses, sublicenses, agreements, or permission. With respect to each item of such Intellectual Property required to be identified on the Disclosure Letter:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable according to the applicable terms by the applicable party against the other party thereto, and in full force and effect;

(ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable (in accordance with its terms), and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

(iii) the Company nor any Subsidiary is in breach or default of any such license, sublicense, agreement or permission, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no current or former customer to such license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(v) no party to the license, sublicense, agreement, or permission has overtly repudiated any provision thereof by written notice to the Company, any Subsidiary or any representatives thereof;

(vi) no underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or is pending against the Company or any Subsidiary in relation to any underlying item of Intellectual Property and no owner of such Intellectual Property has threatened any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

(viii) the Company and any Subsidiary has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission other than pursuant to in the ordinary course of business; and

(ix) the Company or any Subsidiary has not taken any action or inaction or assisted any other person to take any action or inaction with such Intellectual Property that infringes upon, misappropriate, or otherwise misuses any such Intellectual Property.

(e) The Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (“Open Source Materials”) that is included in any IP Assets or Company Intellectual Property, or that is otherwise used by Company or any Subsidiary in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company or any Subsidiary). Except as explicitly set forth in the Disclosure Letter, the Company or any Subsidiary has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any IP Assets or Company or Subsidiary Intellectual Property; (ii) distributed Open Source Materials in conjunction with any IP Assets or Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for Company or any Subsidiary with respect to any IP Assets or Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any IP Assets or Company or Subsidiary Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(f) There has not been:

(i) any infringement of any of the Company’s or any Subsidiary’s Intellectual Property rights by any third party or any infringement by the Company or any Subsidiary of any third party’s Intellectual Property rights;

(ii) any misuse or unauthorised disclosure of the Company’s or any Subsidiary’s confidential information; or

(iii) any other act which may affect the validity or enforceability of the Intellectual Property rights of the Company or any Subsidiary.

(g) None of the Company, any Subsidiary or any Seller are aware, having made due and proper inquiries, of any inappropriate, improper, unpermitted or infringing use by any other person of any of the business names or the trade marks owned or used by the Company or any Subsidiary.

3.17 Contracts.

(a) There are no Contracts or obligations, agreements or arrangements involving the Company or any Subsidiary and no practices in which the Company or any Subsidiary is engaged, which are void, illegal, unenforceable, registerable or under which contravene in any material respect, any fair competition legislation or regulations of any applicable Governmental or Regulatory Authority, nor has the Company or any Subsidiary received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

(b) The Company and each Subsidiary has duly performed and complied at all times with its obligations under all Material Contracts. None of the Material Contracts entered into by the Company or any Subsidiary are known to any Management Seller to be likely to result in a loss for the Company or any Subsidiary. The Company and each Subsidiary has not made any offers, tenders or quotations which are still outstanding and capable of giving rise to a Contract by the unilateral act of a third party, other than in the ordinary course of business and on customary terms.

(c) Except as set forth in the Disclosure Letter, with respect to the Material Contracts:

(i) the Company or any Subsidiary is not under any obligation which cannot readily be fulfilled, performed or discharged by it on a timely basis and without undue or unusual expenditure or effort or loss;

(ii) there are no grounds for rescission, avoidance, repudiation or termination (other than those as set out in the respective contracts) and neither the Company, any Subsidiary nor any officer, director or any Key Employees of the Company or any Subsidiary have received notice of rescission or termination;

(iii) each is valid, binding and enforceable (in accordance with its terms) against the parties to it and there is no party in material breach of, or in default under, any such contract and each will be enforceable (in accordance with its terms) by the Company or any Subsidiary after Closing;

(iv) none contain any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibits or limits the ability of any Person to compete with the Company or any Subsidiary; and

(v) none contain any onerous, unusual or other provision that could cause a Material Adverse Effect to the Company or any Subsidiary.

(d) The Management Sellers, the Company and each Subsidiary are not aware of any circumstances, having made due and proper enquiries, whereby, following a change in the: (i) control of the Company or any Subsidiary, (ii) composition of the Board; or (iii) ownership of the Shares, any of the Company’s or any Subsidiary’s customers, suppliers or licensors which relate to Material Contracts would, cease to remain customers, suppliers or licensors to the same extent and of the same nature as prior to the date hereof or a right to terminate or vary the Material Contract would be created.

(e) Section 3.17(f) of the Disclosure Letter contains a true and correct complete list of all of the Contracts categorized below to which the Company, any Subsidiary or any Seller (as it relates to the Company or any Subsidiary) are a party (the “Material Contracts”):

(i) end user license agreements or other license agreements (or group of related agreements) pursuant to which the Company or any Subsidiary has, on a consolidated basis, recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007;

(ii) indirect resellers, original equipment manufacturer’s, distributorship, franchise, dealer, sales agent, joint venture and partner agreements pursuant to which the Company or any Subsidiary has on a consolidated basis recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007;

(iii) support agreements (or group of related agreements) pursuant to the Company or any Subsidiary has on a consolidated basis recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007;

(iv) service, consultancy or advisory agreements or agreements to provide work to third parties (or group of related agreements) pursuant to which the Company or any Subsidiary has on a consolidated basis recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007;

(v) agreements for the sale of supplies or products (or group of related agreements) pursuant to which the Company or any Subsidiary has on a consolidated basis recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007;

(vi) any agreement (or group of related agreements) for the purchase of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a rolling period of more than one year or involve consideration in excess of £7,500 in the fiscal years ended 31 January 2006 and 31 January 2007;

(vii) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or other obligation, having a value in excess of £7,500 annually;

(viii) any currently effective profit sharing, share option, share purchase, share appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s or any Subsidiary’s current or former directors, officers, and employees;

(ix) outstanding agreement under which the Company or any Subsidiary has advanced or loaned any amount in excess of £5,000 (excluding loans associated with travel and meal expenses);

(x) any agreement pursuant to which the Company or any Subsidiary has or may have an obligation to pay past, present or future royalties or make other payments in connection with the sale of products or services;

(xi) any other agreement (or group of related agreements), other than employment-related agreements or agreements with contractors, the performance of which involves payment by the Company or any Subsidiary of annual consideration in excess of £5,000 after the Closing;

(xii) any contracts related to the disposition or acquisition of assets in excess of £5,000 including any contracts related to the merger, consolidation, reorganization or any similar transaction of the Company or any Subsidiary;

(xiii) any contracts that limit payment of dividends or require financial ratios or financial covenants to be met or which have the effect of altering any of the rights or obligations of or encumbering any of the Assets;

(xiv) any agreements or related agreements for the lease obligations of real property or plant and equipment of the Company or any Subsidiary in excess of £7,500 annually;

(xv) any escrow agreements (including software escrow agreements), arrangements or promises of the Company or any Subsidiary;

(xvi) any other contract creating or relating to any sharing of revenues, profits, losses, costs or liabilities pursuant to which the Company or any Subsidiary has on a consolidated basis recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007;

(xvii) any contract creating or involving any agency relationship, distribution arrangement or franchise relationship pursuant to which the Company or any Subsidiary has on a consolidated basis recognized annual revenue in excess of £5,000 in the fiscal years ended 31 January 2006 and 31 January 2007; and

(xviii) any contract which provides for indemnification of any officer, director, employee or agent of the Company or any Subsidiary.

(f) The Company and its Subsidiaries have received the consent of, or notified (as may be required under the terms of each such Contract), all contractual partners whose respective Contracts with the Company or such Subsidiary require prior consent to or notification of the transactions contemplated by this Agreement.

3.18 Licenses. The Company and each Subsidiary possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by any regulatory agencies or bodies in any jurisdiction that the Company conducts business. The Company and each Subsidiary is in compliance with the terms and conditions of all such Governmental Licenses. All of the Governmental Licenses are valid and in full force and effect. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Management Seller, the Company or any Subsidiary to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect.

3.19 Insurance. The Disclosure Letter contains a true and complete list of all material liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company and each Subsidiary or affect or relate to the ownership, use or operation of any of the material assets and properties of the Company and each Subsidiary and that have been issued to the Company or any Subsidiary. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in the Disclosure Letter is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. To the best of the knowledge and belief of the Company, each Subsidiary and each Management Seller, having made due and proper inquiries, the insurance policies listed in the Disclosure Letter have coverage levels that are reasonable and customary for Persons engaged in such businesses and operations and having such assets and properties as the Company and each Subsidiary and satisfy, in all respects, any requirements set forth in the Company’s or any Subsidiary’s agreements with any third party. All of the tangible personal property and Plant and Equipment of the Company and each Subsidiary of an insurable nature are insured against fire and other risks normally insured against and that have coverage levels that are reasonable and customary for Persons engaged in such businesses and operations. The Company and each Subsidiary have as not received any notice that any insurer under any policy referred to in this Section 3.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

3.20 Brokers or Finders. Except as set forth in the Disclosure Letter, the Company or any Subsidiary has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement. Notwithstanding anything herein to the contrary and for the avoidance of doubt, any brokerage, finders’ fee, agents’ commissions or any similar charge(s) in relation to or associated with this Agreement or the transactions contemplated thereby, will be paid by the Sellers.

3.21 Disclosure. Each Management Seller acknowledges and agrees that where any warranty is qualified by the Management Seller’s knowledge or awareness, he has made reasonable enquiry into the subject matter of that warranty.

3.22 Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or threatened by any government entity or other Person with respect to any matters relating to the Company or any Subsidiary and relation to or arising our of any Environmental Law. There are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any liability of or relating to the Company or any Subsidiary arising under or relating to any Environmental Law.

3.23 Financial Warranties. (a) (i) The audited and consolidated (where applicable) balance sheets for each of the years ended January 31, 2003, 2004 and 2005 and the related audited consolidated statements of income and cash flows; (ii) the unaudited consolidated balance sheets for the year ended January 31, 2006 and the related unaudited consolidated statements of income and cash flows; and (iii) the unaudited interim consolidated balance sheets for the period from February 1, 2007 to Closing and the related unaudited interim consolidated statements of income and cash flows (the “Financial Accounts”) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Company and each Subsidiary as of the dates thereof and have been prepared in accordance with UK GAAP.

(b) All accounts receivable reflected on each of the Financial Accounts and all accounts receivable arising subsequent to the Closing Date (collectively the “Accounts Receivable”): (i) have arisen from bona fide sales transactions in the ordinary course of the business on ordinary trade terms; (ii) represent valid, enforceable (in accordance with its terms) and binding obligations due to the Company or any Subsidiary; (iii) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof without valid set-off or counterclaim; and (iv) are not so far as the Management Sellers are aware subject to any counter claim or set off.

(c) The Disclosure Letter describes the names and locations of all banks and financial institutions in which there are accounts or safe deposit boxes maintained by, or for the benefit of, the Company or any Subsidiary, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

(d) All forecasts and projections of any future financial results or sales pipeline activities of the Company or any Subsidiary provided to the Purchaser by or on behalf of the Company or any Subsidiary, any of the Company’s or any Subsidiary’s management or any Management Seller were prepared in good faith and were based upon reasonable assumptions. There was at the time of the Closing no matters or circumstances that were known by the Company, any Subsidiary, or any Management Seller that would reasonably have had a material impact on the actual and projected financial results of the Company or any Subsidiary.

(e) The Company and each Subsidiary is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy an obligation of any Person. No letter of comfort has been given by the Company or any Subsidiary.

3.24 Absence of Changes. Since February 1, 2006 and until Closing, there has not been any change in the business, condition (financial or otherwise), operations or results of operations of the Company or any Subsidiary that would result in a Material Adverse Effect. Without limiting the generality of the foregoing, since February 1, 2006 and until Closing:

(a) The Company and each Subsidiary has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible other than in the ordinary course of business;

(b) The Company and each Subsidiary has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Assets or for any liabilities other than in the ordinary course of business;

(c) No Person (including each Seller, the Company and each Subsidiary) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than £5,000 to which the Company or any Subsidiary is a party or by which they or any of them are bound, other than terminations and cancellations of agreements which occur in the ordinary course of business;

(d) The Company or any Subsidiary has not imposed, or agreed to, or suffered the imposition of any lien in excess of £5,000 upon any of the Assets, tangible or intangible;

(e) The Company or any Subsidiary has not made any capital expenditure (or series of related capital expenditures) involving more than £5,000;

(f) The Company or any Subsidiary has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving individually more than £5,000 other than pursuant to agreements with suppliers that were entered into in the ordinary course of business;

(g) The Company or any Subsidiary has not issued any note, bond, debenture or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than £5,000 individually;

(h) The Company or any Subsidiary has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than £5,000;

(i) There has been no change made or authorized in the Memorandum and Articles of Association of the Company or any Subsidiary;

(j) Neither the Company, any Subsidiary nor any Management Seller has issued, sold or otherwise disposed of or transferred any of their shares, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their shares other than necessary or desirable to effectuate the actions contemplated in this Agreement;

(k) The Company or any Subsidiary has not declared, set aside or paid any dividend or made any distribution with respect to their shares (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of their shares;

(l) The Company or any Subsidiary has not experienced any damage, destruction, loss (whether or not covered by insurance) or material interruption to the Assets in excess of £5,000;

(m) The Company or any Subsidiary has not made any loan to any of its directors, officers or employees, or entered into any other compensation transaction with any of their directors, officers or employees;

(n) The Company or any Subsidiary has not entered into or modified the terms of any employment or severance agreement or arrangement;

(o) The Company or any Subsidiary has not granted any increase in the base compensation or any other forms of compensation of any of their directors, officers or employees;

(p) The Company or any Subsidiary has not changed any of its methods of accounting or material accounting practices in any respect;

(q) The Company or any Subsidiary has not entered into any transaction, commitment or obligation or taken any other action inconsistent with their past practices;

(r) The business of the Company and each Subsidiary has been carried on in the ordinary and usual course and no contracts or commitments differing from those ordinarily necessitated by the nature of that business have been entered into or incurred;

(s) There has been no change in the assets, the liabilities or the financial position or profits of the Company or any Subsidiary except changes in the ordinary course of business, none of which individually or in the aggregate is materially adverse to the Company or any Subsidiary;

(t) There has been no alteration to the rights attached to any of the Shares or to the capital structure of the Company or any Subsidiary;

(u) No additional directors have been appointed to the Company or any Subsidiary;

(v) The Company and any Subsidiary has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business; and

(w) There has been no change in the Company’s or any Subsidiary’s authorized or issued share capital; grant of any options or right to purchase Shares; issuance of any security convertible into such Shares; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any Subsidiary of any Shares; or declaration or payment of any dividend or other distribution or payment in respect of the Shares.

3.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.26 No Illegal Payments, etc. Neither the Company, any Subsidiary, nor any of their officers, employees, agents or Affiliates has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or is in a position to help or hinder the business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office.

3.27 Product, Services and Assets.

(a) There are no current or threatened disputes with regards to the Company’s or any Subsidiary’s current version of its IP Assets. The Company’s or any Subsidiary’s software products (if any) have been successfully installed and utilized by customers of the Company or any Subsidiary or have been delivered successfully and satisfactorily to all such customers of the Company or any Subsidiary.

(b) No IP Assets sold, leased or delivered by the Company or any Subsidiary and no support or service provided by the Company or any Subsidiary to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity (including without limitation as to product or service reliability, security, interoperability, compatibility (forward and backward), upgrade path or upgrade timing) other than in the ordinary course of business.

(c) The Company and each Subsidiary is the legal and beneficial owner of all its Assets. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any Asset.

(d) The Assets are sufficient to enable the effective conduct of the business of the Company and each Subsidiary after Closing as it is carried on at the date of this agreement and at Closing.

3.28 Substantial Customers and Suppliers. (a) For purposes of this Section 3.28(a), a “Material Customer” shall mean any of the twenty (20) customers of the Company and each Subsidiary, taken as a whole, with the highest attributed revenues in the financial years ended 31 January 2006 and 31 January 2007. The Disclosure Letter lists the Material Customers (whether direct or indirect) and applicable Contracts of the Company or any Subsidiary. Each of the Material Customers, related contracts and attributed revenues are not duplicative or redundant. With respect to the applicable contracts with Material Customers, so far as the Management Sellers are aware, there exists no event of default and no event has occurred which would result in any such event of default or prevent the Company or any Subsidiary from obtaining the benefit thereunder. The Company’s or any Subsidiary’s relationship with each Material Customer is good and there are no facts or circumstances known to any Management Seller, or ought reasonably to be known by any Management Seller of: (a) any dispute threatened, actual or pending between the Company, any Subsidiary and any Material Customer; or (b) any desire or plan of any Material Customer to terminate or modify such relationship.

(b) For purposes of this Section 3.28(b), a “Material Supplier” shall mean any of the top ten (10) third party suppliers of the Company or any Subsidiary, taken as a whole with the highest attributed costs or the basis of costs in the financial years ended 31 January 2006 and 31 January

2007. The Disclosure Letter lists the material suppliers. With respect to the applicable contracts with Material Suppliers, there exists no event of default and no event has occurred which would result in any such event of default or prevent the Company or any Subsidiary from obtaining the benefit thereunder. The Company’s or any Subsidiary’s relationship with each Material Supplier is good and there are no facts or circumstances known to any Management Seller, or ought reasonably to be known by any Management Seller after due and proper inquiry of: (a) any dispute threatened, actual or pending between the Company, any Subsidiary and any Material Supplier; or (b) any desire or plan of any Material Supplier to terminate or modify such relationship.

(c) None of the Management Sellers, the Company or any Subsidiary has notice, or is aware of any facts or circumstances, that any Material Customer or Material Supplier has ceased, materially reduced or threatened to cease or materially reduce its purchases or supplies (as the case may be).

(d) There is no existing Material Customer of the Company or any Subsidiary who is likely to materially reduce its trading with the Company or any Subsidiary as a result of the acquisition of the Shares by the Purchaser.

3.29 No Bankruptcy or Insolvency (a) No order has been made, or petition presented, or resolution passed for the winding-up or bankruptcy of the Company, any Subsidiary or any Seller. None of the Management Sellers or the Company or any Subsidiary has had:

(i)	any petition or order for winding-up or bankruptcy filed against it;

(ii)	any appointment of a receiver over the whole or part of the undertaking of its assets;

(iii)	any petition or order for administration against it;

(iv)	any voluntary arrangement between any creditor and it;

(v)	any distress or execution or other process levied in respect of it which remain ` undischarged; or

(vi)	any unfulfilled or unsatisfied judgment or court order against it over the amount of £10,000.

(b) None of the Management Sellers, the Company or any Subsidiary is insolvent (total liabilities greater than total assets) and each can pay its debts as and when they fall due.

(c) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of the Company, any Subsidiary or any Seller or to appoint a receiver over the whole or any part of the undertaking or assets of the Company, any Subsidiary or any Seller.

3.30 Inventory. All inventory of the Company and each Subsidiary, whether or not reflected in any financial statements of the Company or such Subsidiary, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the balance sheets or on the accounting records of the Company or such Subsidiary as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and each Subsidiary. The Disclosure Letter contains a complete and accurate list of all open purchase orders in an amount in excess of £5,000, and the open to buy schedule for the first half of 2007.

3.31 Certain Payments. Neither the Company, any Subsidiary nor any Seller or the Company’s, each Management Seller’s and each Subsidiary’s knowledge any agent, Key Employees, employee or other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services; (ii) to obtain favorable treatment in securing business; (iii) to pay for favorable treatment for business secured; (iv) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary; (v) in violation of any Law, rule or regulation; or (v) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.

3.32 Relationships with Related Persons. No Management Seller, the Company or any Subsidiary or any Related Person of any Management Seller, the Company or any Subsidiary has, or since the first day of the next to last completed fiscal year of the Company or such Subsidiary has had, any interest in any property (whether real property leaseholds, personal or mixed and whether tangible or intangible), used in or pertaining to the Company’s or any Subsidiary’s business. Except as set forth in the Disclosure Letter, no Management Seller or any Related Person of Management Sellers, of the Company or any Subsidiary is, or since the first day of the next to last completed fiscal year of the Company or such Subsidiary has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary other than business dealings or transactions conducted in the ordinary course of business with the Company or any Subsidiary at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company or any Subsidiary with respect to any line of the products or services of the Company or any Subsidiary (a “Competing Business”) in any market presently served by the Company except for less than five percent of the outstanding shares of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in the Disclosure Letter, no Management Seller or any Related Person of Management Sellers or of the Company or any Subsidiary is a party to any contract with, or has any claim or right against, the Company or any Subsidiary.

Section 4. Warranties of the Purchaser.

4.01 Organization of the Purchaser. The Purchaser warrants that the Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement. Once executed by the Purchaser, this Agreement and the Transaction Documents required to be executed by the Purchaser have been duly and validly executed and delivered by the Purchaser and when duly executed will constitute a legal, valid and binding obligation of the Purchaser enforceable against such Purchaser subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

Section 5. Post Closing Covenants of the Sellers.

5.01 Books and Records. If at any time after the Closing, any Management Seller discovers in its possession or under its control any other Records, such Management Seller shall forthwith deliver or make available such Records to the Purchaser at the offices of the Company.

5.02 Cooperation. Each Management Seller (without being required to incur any personal cost or expense) agrees and undertakes to promptly use its reasonable efforts to assist the Purchaser to effect the transfer of the Shares to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory, and take any other steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

5.03 Power of Attorney. Upon Closing, each Seller hereby appoints the Purchaser to be its attorney in relation to the Purchaser’s relevant Shares from the Closing until the relevant Shares are registered in the name of the Purchaser. The Purchaser may do in the name of each Seller and on its behalf everything necessary or expedient, in the Purchaser’s sole discretion to: (a) transfer the relevant Shares; (b) exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the relevant Shares; (c) receive any dividend or other entitlement paid or credited to any Seller in respect of the relevant Shares; (d) do any other act or thing in respect of the relevant Shares. Each Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by such Seller and agrees to ratify and confirm whatever the Purchaser does in exercising powers under this power of attorney. Each Seller declares that this power of attorney of the Purchaser is given for valuable consideration and is irrevocable from the Closing until the relevant Shares are registered in the name of the Purchaser.

5.04 Noncompetition. (a) Each Management Seller severally covenants and agrees to the Purchaser that for a period three (3) full years (or such lesser period as a court of law having jurisdiction in accordance with Section 11.19 so determines to be reasonable) after the date of Closing, he/she shall not:

(i) engage, either directly or indirectly, as an officer, director, advisor, consultant or employee in any sole proprietorship, corporation, partnership, limited liability company, joint stock association or similar entity, in the business of providing any products substantially similar to the Respond Product and services substantially similar to those performed by the Company immediately prior to the Closing (the “Restrained Business”);

(ii) procure any of his/her Affiliates to carry on or promote (whether on its own account, in partnership, in joint venture or as employee or agent of or manager for any other person) any Restrained Business;

(iii) seek or secure the customer of any person who is at Closing, a customer of either the Company and/or any Subsidiary;

(iv) seek to engage or engage the services of any person who is or becomes an employee of or service provider to the Company and/or any Subsidiary; or

(v) use a name which is similar to the present name of the Company and/or any Subsidiary or use any of the Company’s Intellectual Property.

(b) If any provision or sub-provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions and shall be valid and enforceable under such applicable law. Each Management Seller acknowledges that the Purchaser would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. Each Management Seller agrees that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Management Sellers of this Section, and the Management Sellers consents to the entry thereof.

(c) Each Management Seller acknowledges that each of the restraints in this Section 5.04 is reasonable in its extent (as to duration and restrained conduct) having regard to the interests of each party to this Agreement and goes not further than is reasonably necessary to protect the Purchaser in respect of the goodwill of the Company and the Subsidiaries.

5.05 Payment of Indebtedness by Related Persons. The Management Sellers will cause all indebtedness owed to the Company or any Subsidiary by any Management Seller or any Related Person of any Management Seller to be paid in full prior to or at Closing.

5.06 Tax Matters. The Purchaser and the Key Employees (insofar as it is reasonably practicable) and in any event while they remain employed in the Company shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of any tax returns of the Company and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information which are relevant to any such tax return, audit, litigation or other proceeding and be available to provide additional information and explanation of any material provided hereunder. The Purchaser and the Key Employees (insofar as it is reasonably practicable) and in any event while they remain employed in the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date as are in their possession until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

Section 6. Post Closing Covenants of the Purchaser.

6.01 Cooperation. The Purchaser agrees and undertakes to promptly use its reasonable efforts to assist the Sellers to effect the transfer of the Shares to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory Authorities, and take any other steps that may be reasonably necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

6.02 Access to Financial Information. Within sixty (60) days following the end of each of the Company’s fiscal quarters prior to January 1, 2010, the Purchaser if requested by the Management Sellers Representative shall provide each Management Seller with unaudited copies of the Company’s consolidated balance sheet, income statement, statement of cash flows for such period, and statement of revenue showing all sales of the Respond Product generated by Affiliates of CDC for each such fiscal quarter provided that the Purchaser shall not be required to prepare or distribute any additional financial statements that are not prepared in the Company’s normal an ordinary course of business, in management’s reasonable determination. Any such information provided pursuant to this Section 6.02 shall (insofar as it is not in the public domain) be held in strict confidence by each Management Seller, and not disclosed to any third party.

6.03 Respond Product. The Purchaser will procure that:

(i) The Respond Product will be maintained as a separate and distinct product within the Pivotal CRM product line.

(ii) The Respond Product will be added to the Pivotal CRM product list, which shall identify the product name, list price, product family, target vertical, SKU, constituent products, and other attributes.

(iii) All software, maintenance and services revenue associated with the sale of the Respond Product shall be capable of counting towards the calculation of Accumulated Revenue.

(iv) In circumstances where the Respond product is sold to a customer in conjunction with Pivotal CRM products (e.g., bundled with M1) then the relative percentage of the license fees for the constituent products will be used to determine the revenue that is attributable to Respond. For example, if the list price of M1 is $50,000 and the list price of Respond is $150,000 then 75% of the ‘as sold’ revenue is attributed to Respond regardless of how it is packaged or broken down on a line item basis in the contract.

6.04 Loan Notes. If and to the extent that any Series A Loan Notes are to be issued to Mr Heavey and/or Mr Breare pursuant to the terms of this Agreement, the Purchaser shall at the time such notes are required to be issued, deliver to the Management Sellers Representative, duly executed Series A Loan Note Instruments and duly executed certificates for such Series A Loan Notes, in favor of each of Mr. Heavey and Mr. Breare, in the appropriate amounts. Mr. Breare hereby authorizes the Management Sellers Representative to accept delivery of the Series A Loan Note Instruments and the Series A Loan Notes on and for his behalf, without any liability on the part of Purchaser.

Section 7. Closing Requirements of the Sellers

The obligations of the Purchaser under this Agreement are subject to the fulfilment, at or before the Closing of each of the following conditions the satisfaction of which will be determined by the Purchaser acting reasonably (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion provided that completion of this Agreement shall constitute the Purchaser’s waiver of any condition insofar as it has not been satisfied either in whole or in part as at the Closing Date):

7.01 Financial Statements. On the Closing Date, the Management Sellers shall deliver to the Purchaser true and complete copies of the Audited Accounts and the Management Accounts.

7.02 Certificates. On the Closing Date, the Management Sellers shall deliver to the Purchaser certificates from the company secretaries of the Company and each Subsidiary in the form and to the effect of Schedule 8.

7.03 Key Employees. Each of the Key Employees shall have executed an Employment Agreement with the Company in the Agreed Form containing the Purchaser’s standard non-compete and non-solicitation agreement, and each Management Seller shall terminate all other previous employment agreements and other agreements between himself and the Company or any Subsidiary.

7.04 Proceedings. All proceedings to be taken on the part of the Sellers, the Company and each Subsidiary in connection with the transactions contemplated by this Agreement, the Transaction Document and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.05 Share Transfers/Certificates. The Sellers shall provide to Purchaser duly executed transfers of the Shares in its favor, in a registrable form (subject to stamping) and in accordance with the Company’s Memorandum and Articles of Association representing the Shares, together with share certificates for such Shares.

7.06 Termination of Rights and Certain Securities. Any and all registration rights, rights of first refusal, rights of first offer, co-sale, tag-along, drag-along, voting rights, rights to any liquidation preference or redemption rights, or any similar rights relating to the Shares or any of the Company’s or any Subsidiary’s capital, will either be fully terminated, satisfied or irrevocably waived as of the Closing Date.

7.07 Board Approval of the Company. The Board meeting of the Company shall have: (a) approved the transactions contemplated herein and therein; (b) approved the transfer of the Shares; (c) resolve and directed that the transfers of the Shares are registered; and (d) approved the appointment of the representatives of the Board selected by the Purchaser and the resignation of all directors who were on the Board prior to the Closing, but so that a properly constituted board of directors is in existence at all times.

7.08 Board Appointee. Effective as of the Closing Date, the designees of the Purchaser shall have been elected to the Board and the current directors of the Company shall have resigned, but so that a properly constituted board of directors is in existence at all times.

7.09 Shareholder, 3i and Parkmead Approval. On or before the Closing Date, all of the Sellers including without limitation 3i and Parkmead, shall have approved and consented to the execution of this Agreement and the transactions contemplated herein and therein.

7.10 Third Party Consents. The Management Sellers shall deliver copies of the consents to the change of control of the Company from the following:- (i) Littlewoods; (ii) Norwich Union; (iii) Lloyds TSB; (iv) Computer center; and (v) Egg.

7.11 Change of Bank Authorities. At the Closing, the Management Sellers shall deliver to the Purchaser bank mandates approved by each of the Company’s and/or any Subsidiary’s bankers and the Board authorising the operation of each of the Company’s and any Subsidiary’s bank accounts by nominees of the Purchaser.

7.12 Repayment of Loan Facilities. At the Closing, the Management Sellers shall deliver to the Purchaser evidence that all loan facilities of the Company and each Subsidiary with funds currently outstanding including, without limitation, to the Bank of Ireland, 3i and Parkmead are duly and completely re-paid.

7.13 Options. The Management Sellers shall deliver to the Purchaser evidence: (i) that all outstanding options issued in relation to the share capital of the Company pursuant to EMI option agreements granted to the Management Sellers have been exercised in accordance with the terms of the Company’s Share Option Plan; and (ii) that the Company’s EMI Scheme and any other similar option plan, warrant or agreement of the Company or any Subsidiary shall be terminated, cancelled and of no further force and effect in all respects, prior to Closing.

7.14 Statutory Books & Registers. The Management Sellers shall deliver to the Purchaser the Company’s and each Subsidiary’s statutory books and registers, of the Company and each Subsidiary.

7.15 Termination Of Encumbrances. At the Closing, the Management Sellers shall deliver evidence satisfactory to Purchaser and its counsel that all Encumbrances and Liens, if any, on or with respect to (i) any of the Shares and any ownership interests in any Subsidiary, and (ii) any Encumbrances and Liens on or with respect to the Company, any Subsidiary or any Assets and properties have of the foregoing, in each case, been fully released and terminated (the “Released Encumbrances”), provided, however, notwithstanding anything herein to the contrary, notwithstanding the closing of the Transactions, failure to secure the release of any Encumbrances and Liens by the Sellers shall not constitute a waiver on the part of Purchaser of the obligations of Seller set forth in this Section 7.15

7.16 Payment of Tranche 1 Consideration. The Purchaser shall pay the Tranche 1 Consideration by electronic wire transfer to the client account of the Management Sellers Solicitors the details of which are:

Account:	XXXXXXX
Bank:	XXXXXXX
Account No:	XXXXXXX
IBAN:	XXXXXXX
IBAN BIC:	XXXXXXX

7.17 Undertaking. The Purchaser shall receive from the Management Sellers Solicitors a letter of undertaking in relation to the payment of Tranche 1 Consideration in a form reasonably acceptable to the Purchaser.

Section 8. Closing Requirements of the Purchaser.

The obligations of the Sellers under this Agreement are subject to the fulfilment, at or before the Closing of each of the following conditions the satisfaction of which will be determined by the Sellers acting reasonably (all or any of which may be waived in whole or in part by the Sellers in their sole discretion provided that completion of this Agreement shall constitute the Sellers’ waiver of any condition insofar as they have not been satisfied as at the Closing Date):

8.01 Approval. The board of directors of the Purchaser or its delegated subcommittee shall have authorized and approved each of the terms and conditions of this Agreement and each Transaction Document (as appropriate) and the execution and performance of this Agreement and each Transaction Document (as appropriate) by a duly authorized officer or director of the Purchaser and the transactions contemplated herein and therein.

8.02 Good Standing Certificate. At the Closing, a Certificate dated within ten (10) Business Days of the Closing Date as to the good standing of the Purchaser in its jurisdiction of formation shall be delivered to the Management Seller’s Solicitors.

Section 9. Covenants and Agreements.

Unless otherwise expressly provided for in this Agreement:

(a) The covenants and agreements referred to in Sections 5 and 6 of the Parties shall survive the Closing.

(b) Each of the Warranties are true and correct in all respects on and as of the Closing Date subject to matters disclosed in the Disclosure Letter.

(c) Each of the parties hereto covenant and agree that any matters relating to Tax, except as otherwise expressly set forth in this Agreement, shall be governed in accordance with the provisions of Schedule 3 and Schedule 10 attached hereto which shall remain in full force and effect and applicable in all circumstances and shall not be discharged in whole or in part by any actual or alleged breach of any term of this Agreement.

Section 10. Limitations and Indemnity

10.01 Limitations. The Purchaser agrees with each of the Sellers that all Claims shall be limited by the provisions of Schedule 10 which shall remain in full force and effect and applicable in all circumstances and shall not be discharged in whole or in part by any actual or alleged breach of any term of this Agreement.

Section 11. Miscellaneous

11.01 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and by fed ex, courier or fax to each party as follows:

If to the Management Seller Representative, to:

21 Brockwell

Oakley

Bedford MK43 7TD

Fax: 0870 735 1163

If to the Purchaser, to:

Ross Systems, Inc.

Two Concourse Parkway, Suite 800

Atlanta, Georgia 30328

Attn: Eric Musser and Verome Johnston

with a copy to:

CDC Corporation

33/F, Citicorp Centre

18 Whitfield Road

Causeway Bay

Hong Kong

Attn: Chief Executive Officer

Fax: +852 2237 7227

All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

The Management Sellers Representative is hereby authorised to accept all notices, request, demands, comments, instructions or other communications on behalf of the Management Sellers.

11.02 Expenses. Each of the Sellers (and not the Company) shall pay for each of their costs and expenses relating to the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

11.03 Management Sellers Representative.

(a) Each Management Seller shall have hereby irrevocably appointed the Management Sellers Representative as its or his true and lawful attorney-in-fact and agent (the “Management Sellers Representative”), each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Management Seller with respect to the transactions contemplated by this Agreement and to act on behalf of such Management Seller in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Management Sellers Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby.

(b) The appointment of the Management Sellers Representative shall be irrevocable, and Purchaser, Sellers and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Management Sellers Representative in all matters referred to herein.

11.04 Guaranty. As an inducement to cause the Sellers to enter into this Agreement, the Guarantor guarantees, as primary obligor, the payment obligations of Purchaser as and when the same fall due for payment under this Agreement including, without limitation, the payment of the Tranche 1 Consideration and Tranche 2 Consideration (including redemption of the Series A Loan Notes). The obligations of the Guarantor are independent of, but subject to, the obligations of Purchaser to the Sellers. This guaranty is a guaranty of payment and not of collection. This guarantee shall be a continuing obligation of the Guarantor and shall not be prejudiced by any incapacity of the Purchaser or any other matter which might operate to prevent the Sellers from enforcing the obligations of the Purchaser under this Agreement and the Series A Loan Notes.

11.05 Public Announcements. Subject to the subsequent sentences, no party shall issue or make any reports, statements or releases to the public or otherwise with regard to the transactions contemplated in this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or by any Court of competent jurisdiction or governmental or regulatory body in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

11.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

11.08 Third Party Rights. Unless otherwise stated in this Agreement, no person, other than the Sellers and the Purchaser (including its Affiliates), may enforce or rely upon this Agreement under the Contracts (Rights of Third Parties) Act 1999.

11.09 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the execution of this Agreement, the Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights hereunder) provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.11 Confidentiality. Each party hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person (other than any such Affiliate, unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by Governmental or Regulatory Authority or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Agreement except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information.

11.12 Exercise of Rights. A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.

11.13 Further Assurances. Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

11.14 Rule of Construction. As each of the parties has reviewed this Agreement and has had the opportunity to make revisions, the parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not apply in the interpretation of this Agreement or any of the Transaction Documents.

11.15 Entire Agreement. (a) The parties acknowledge that this Agreement has been negotiated on the basis that:

(i) this Agreement and the Disclosure Letter, and the documents in the Agreed

Form contain the entire agreement and understanding of the parties in connection with the subject matter thereof, and supersede and extinguish all previous agreements between the parties relating to subject matter thereof;

(ii) this Agreement has been freely negotiated between the parties, each of whom has received, or had the opportunity to receive, independent legal advice; and

(iii) it is reasonable for each party to assume that, unless the other parties have asked for any oral representations to be contained within or incorporated into this Agreement, it is not relying upon the oral representation, and accordingly the parties agree that no party will in any respect be responsible for any oral representations made to any other party or their respective representatives during the course of negotiations leading to exchange of this Agreement whether under sections 2(1) or 2(2) of the Misrepresentation Act 1967 or otherwise, save to the extent that they are incorporated into this Agreement or have been made fraudulently.

(b) No variations to this Agreement shall be effective unless made in writing and signed by all of the parties to this Agreement.

11.16 Rescission and Repudiation. The Purchaser agrees that a breach by the Sellers (or any of them) of any of the terms of this Agreement shall not entitle the Purchaser to rescind or repudiate this Agreement.

11.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures shall be treated as originals.

11.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to the conflicts of laws principles thereof.

11.19 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought against any of the parties in the courts of England and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

* * * * * * * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

ROSS SYSTEMS, INC.

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	Chief Financial Officer

3i GROUP PLC

By:	/s/ SJ Lowey
Name:	SJ Lowey
Title:	Investment Director
a duly authorized attorney for and on behalf of 3i Group Plc.

THE PARKMEAD GROUP PLC

By:	/s/ Gordon Ashworth
Name:	Gordon Ashworth
Title:	Director

JAMES HEAVEY

/s/ James Heavey

CATHAL NAUGHTON

/s/ Cathal Naughton

MICHAEL BREARE

/s/ Michael Breare

Solely for purposes of Section 11.04 hereof:

CDC SOFTWARE CORPORATION

By:	/s/ Eric Musser
Name:	Eric Musser
Title:	President